SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board

March 14, 2012

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma, on Tuesday, April 24, 2012, at 9:30 a.m. Central Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 27, 2012, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the Internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

This year, we again are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2011 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By Internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2012 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Central Time on Tuesday, April 24, 2012

PLACE	The Renaissance Tulsa Hotel and Convention Center 6808 South 107th East Avenue Tulsa, Oklahoma

ITEMS OF BUSINESS	(1) To elect the 12 directors named herein to hold office until the next annual meeting and until their successors are duly elected.
(2) To approve the American Electric Power System Senior Officer Incentive Plan.
(3) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2012.
(4) To hold an advisory vote on executive compensation.
(5) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on February 27, 2012, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683.
(3) VISIT THE WEB SITE shown on the notice of Internet availability of proxy materials to vote via the Internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 14, 2012	David M. Feinberg Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Central Time on April 24, 2012.

Proxy Statement

March 14, 2012

Proxy and Voting Information

A notice of Internet availability of proxy materials or paper copy of the proxy statement and form of proxy is to be mailed to shareholders on or about March 14, 2012, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 24, 2012 in Tulsa, Oklahoma.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, February 27, 2012, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 483,895,440 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the proxy card or the website shown on the notice of internet availability of proxy materials.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on February 27, 2012.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by executing another proxy dated after the proxy to be revoked or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under New York Stock Exchange (NYSE) rules, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors, to approve the Company’s Senior Officer Incentive Plan and the advisory vote on executive compensation are “non-discretionary” matters, which means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their clients.

In 2009, the Company implemented a majority voting standard for the election of directors in uncontested elections of directors. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes will not be considered votes cast “for” or “against” a nominee. If a nominee is not elected because he or she did not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our Bylaws. No shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

Shareholder approval of each of the other proposals (Item 2: Proposal to Approve the Company’s Senior Officer Incentive Plan; Item 3: Proposal to Ratify Appointment of Independent Registered Public Accounting Firm; and Item 4: Advisory Vote on Executive Compensation) requires an affirmative vote of a majority of votes cast at a meeting of shareholders. This means that the votes cast “for” the proposal must exceed the votes cast “against” the proposal. Abstentions and broker non-votes are not counted as votes “for” or “against” Item 2 (Proposal to Approve the Company’s Senior Officer Incentive Plan) or Item 4 (Advisory Vote on Executive Compensation) and therefore will have no effect on the outcome of the votes with respect to such proposals.

Abstentions are not counted as votes “for” or “against” Item 3 (Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm) and therefore will have no effect on the outcome of the vote with respect to such proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of Internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of Internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written or oral request a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215 or call 1-800-237-2667. If more than one annual report, proxy statement or notice of Internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. If you wish to resume receiving separate annual reports, proxy statements or notice of Internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.AEP.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained in our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.edocumentview.com/aep.

Item 1. Election of Directors

Currently, AEP’s Board of Directors consists of 13 members. Dr. Hudson will end his service as a member of the Board effective as of the date of the annual meeting; therefore the Board of Directors has authorized a reduction in the size of the Board to 12 members, effective as of April 24, 2012, as permitted by the Bylaws.

Twelve directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s Bylaws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 12 nominees named on pages 4 to 6 were nominated by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each incumbent nominee’s qualifications and 2011 performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2011 annual meeting, except Mr. Akins, who was appointed as a director in November 2011 upon his appointment as chief executive officer of the Company. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees occurs before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appear on page 76.

Nominees For Director

Nicholas K. Akins Dublin, Ohio Age 51 Director since 2011	Chief executive officer of AEP since November 2011, and chairman and chief executive officer of all of its major subsidiaries since November 2011. President of AEP from January 2011 to October 2011 and executive vice president of AEP from 2006 to 2011.

David J. Anderson Morristown, New Jersey Age 62 Director since 2011	Senior vice president and chief financial officer of Honeywell International, a diversified technology and manufacturing company, since 2003.

James F. Cordes The Woodlands, Texas Age 71 Director since 2009	Retired executive vice president of The Coastal Corporation (1985-1997), a diversified energy company. Retired chairman and chief executive officer of ANR Pipeline Company (1985-1997), an interstate natural gas pipeline company. Mr. Cordes was formerly a director of Northeast Utilities (2001-2010) and Comerica, Inc. (1984 - 2011)

Ralph D. Crosby, Jr. McLean, Virginia Age 64 Director since 2006	Retired Chairman of EADS North America, Inc., an aerospace company (2002-2011). Retired Chief Executive Officer of EADS North America, Inc. (2002-2009). A director of Ducommun Incorporated and Serco Group PLC.

Linda A. Goodspeed Memphis, Tennessee Age 50 Director since 2005	Senior vice president and Chief Information officer of The ServiceMaster Company since 2011. Managing partner of Wealthstrategies Financial Advisors, LLC since 2008. From 2008 to 2011, vice president of information systems of Nissan North America, Inc., an automobile manufacturer. From 2001 to 2007, executive vice president and chief supply chain logistics and technology officer of Lennox International, Inc, a provider of climate control solutions. A director of Columbus McKinnon Corp.

Nominees For Director — continued

Thomas E. Hoaglin Columbus, Ohio Age 62 Director since 2008	Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). A director of The Gorman-Rupp Company.

Michael G. Morris Northville, Michigan Age 65 Director since 2004	Chairman of AEP, and former chief executive officer of AEP and all of its major subsidiaries (2004 to 2011). A director of Alcoa Inc. and The Hartford Financial Services Group, Inc. Mr. Morris was formerly a director of Cincinnati Bell, Inc. (2005-2008).

Richard C. Notebaert Chicago, Illinois Age 65 Director since 2011	Retired chief executive officer of Qwest Communications International Inc., a telecommunications systems company (2002-2007). A director of Aon Corporation and Cardinal Health, Inc. Mr. Notebaert was formerly a director of Qwest Communications International Inc. (2002-2007).

Lionel L. Nowell III Cos Cob, Connecticut Age 57 Director since 2004	Retired senior vice president and treasurer of PepsiCo, Inc., a food and beverage company (2001-2009). A director of Reynolds American Inc. Mr. Nowell was formerly a director of Church & Dwight, Inc. (2005-2007).

Nominees For Director — continued

Richard L. Sandor Chicago, Illinois Age 70 Director since 2000	Chairman and CEO Environmental Financial Products LLC (intermittently 1998 – present). Lecturer, University of Chicago Law School. Distinguished Adjunct Professor of Environmental Finance of Guanghua School of Management at Peking University. Founder and former Chairman of Chicago Climate Exchange, Inc. (CCX), an environmental commodity trading exchange (2002-2010). Former chief executive officer of CCX (2002-2009). Former Chairman of the Chicago Climate Futures Exchange (CCFE), an environmental derivatives trading exchange (2004-2010). Former chief executive officer of CCFE (2004-2009). Former Chairman of Climate Exchange PLC, the parent of CCX and CCFE (2003-2010). Former member of the design committee of the Dow Jones Sustainability Index. Dr. Sandor was formerly a director of Intercontinental Exchange, Inc. (2002-2008). Director of the Volatility Exchange (VoIX).

Sara Martinez Tucker San Francisco, California Age 56 Director since 2009	Independent consultant since 2009. Former Under Secretary of Education in the U.S. Department of Education (2006-2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Retired executive of AT&T. A director of Xerox Corporation.

John F. Turner Moose, Wyoming Age 70 Director since 2008	Managing partner of Triangle X Ranch, a guest ranch in Jackson Hole, Wyoming, since 1960. Assistant Secretary of State of U.S. State Department’s Bureau of Oceans and International Environmental and Scientific Affairs from 2001 to 2005. Former director of the U.S. Fish and Wildlife Service from 1989 to 1993. A director of Ashland, Inc., International Paper Company and Peabody Energy Corporation.

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2011, the Board held eight regular meetings. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all directors attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2011 by each committee and the directors who currently serve on these committees. During 2011, no director attended fewer than 82 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served during the period that he or she served.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Akins			X	X
Mr. Anderson	X		X		X
Mr. Cordes			X			X	X
Mr. Crosby			X			X	X (Chair)
Ms. Goodspeed	X		X (Chair)				X
Mr. Hoaglin		X (Chair)	X	X		X
Dr. Hudson		X	X	X		X (Chair)
Mr. Morris			X	X (Chair)
Mr. Notebaert		X	X			X
Mr. Nowell	X (Chair)	X	X	X	X
Dr. Sandor			X	X	X (Chair)
Ms. Tucker	X	X	X
Mr. Turner	X		X				X
2011 Meetings	9	6	2	0	4	9	5

The functions of the committees are described below.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the Bylaws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Overseeing the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Reviewing annually the performance of individual directors.

11.	Overseeing the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

13.	Overseeing elements of the Company’s risks that are within the scope of the Committee’s responsibility as assigned to it by the Board of Directors.

A copy of the charter can be found on our website at www.AEP.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and the SEC and our Director Independence Standards, all members of the Committee on Directors and Corporate Governance are independent.

The Human Resources Committee (the HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with NYSE rules and our Director Independence Standards. In addition, each member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual Report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.AEP.com/investors/corporateleadersandgovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 47.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and the SEC and our Director Independence Standards, all members of the Audit Committee are independent. The Board has determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends. The Finance Committee also reviews and approves the treasury policies of the Company.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the Bylaws, during the intervals between meetings of the Board.

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks. For example, our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant. The Board is also responsible, therefore, for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks.

Our other committees oversee both specific and broad types of risks. Some of the committees have oversight responsibility for specific risks that are inherent in carrying out their responsibilities set forth in their charters. For example, the Audit Committee is responsible for overseeing financial reporting risks. Management prepared and categorized a list of the Company’s major types of risks. The Audit Committee and the Directors and Corporate Governance Committee reviewed that list and proposed an assignment of risks either to the full Board or to specific committees. The Board reviewed the recommendations and adopted the proposed allocation of responsibilities.

Under the NYSE’s listing standards, our Audit Committee must discuss AEP’s policies for risk assessment and risk management. The Audit Committee oversees the process of identifying major enterprise risks and communicates those risks to the Board for assignment of oversight among the Board and the various committees. Our Chief Risk Officer, Chief Accounting Officer and General Counsel attend all Audit Committee meetings. The Audit Committee oversees the Company’s maintenance of financial and disclosure controls and procedures and also specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. For example, the Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Risk Officer and General Counsel attend all Finance Committee meetings.

Our HR Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning and executive leadership development. Our senior human resources officers attend all of the HR Committee meetings.

The Directors and Corporate Governance Committee focuses on corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. Our General Counsel attends all Directors and Corporate Governance Committee meetings.

Compensation Risk

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are appropriate and are not reasonably likely to have a material adverse effect on the Company.

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risk and to ensure that the executive compensation programs do not encourage excessive risk taking. The base salary component, which represents approximately 16 percent of our CEO’s total compensation opportunity, discourages risk-taking because its value and payment is contingent only upon the CEO’s continued employment with the Company. The Company also provides annual and long-term incentive compensation in amounts that represent approximately 18 percent and 67 percent of our CEO’s total compensation opportunity, respectively. The HR Committee believes this appropriately allocates the CEO’s compensation among base salary, annual incentive compensation and long-term incentive compensation opportunities in such a way as to not encourage excessive risk-taking. The Company’s incentive compensation also has the following characteristics:

•

It is part of a market competitive compensation package that enables the company to attract, retain and motivate executives with the skills and experience needed to successfully manage the Company, which reduces risk by better ensuring both strong management competence and continuity;

•

Incentive award opportunities for all employees are capped, generally at 200 percent of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk;

•

The HR Committee provides the large majority of incentive compensation to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important primarily because of the large amount of long-term investments required in our business;

•

Annual incentive compensation funding for nearly all employees, including all executive officers, is based on AEP’s ongoing earnings per share (EPS), other than plus or minus 10 percent, which is based on a fatality adjustment. These conditions align the interests of executives with those of shareholders. This mitigates risk by ensuring that no annual incentive compensation is paid to executive officers unless the Company’s ongoing EPS exceeds a threshold set by the HR Committee. It also ensures that no employees are encouraged to achieve earnings objectives at the expense of workplace safety;

•

The primary metrics used in the Company’s long-term incentive compensation are earnings per share and total shareholder return, which are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance;

•	Annual and long-term incentive compensation programs are reviewed by AEP’s internal audit staff;

•

Incentive compensation performance scores are subject to an internal audit and all incentive award payouts to senior officers are subject to the review and approval of the HR Committee; or in the case of the CEO, the independent members of the Board; and they retain the discretion to reduce any payouts;

•

Annual and long-term incentive payments and deferrals are subject to the Company’s recoupment of incentive compensation policy (“clawback policy”) as described in the Compensation Discussion and Analysis section on page 43;

•

AEP has primarily granted long-term incentive awards in the form of performance units with a three-year performance and vesting period, which aligns the interests of employees to the long-term interests of shareholders and serves as a retention tool;

•	Executives (currently 48) are subject to our executive stock ownership requirements as described in Compensation Discussion and Analysis on page 41; and

•	We have not issued stock options to any executive officers since 2003.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board, Director Independence Standards, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporateleadersandgovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, Ohio 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	All but two of its Board members (the CEO and the Chairman, who formerly was the CEO) are independent under the NYSE rules and our Director Independence Standards;

•	All members of the Audit Committee, HR Committee and the Committee on Directors and Corporate Governance are independent;

•	The members of the Board meet regularly without the presence of management, and the independent members of the Board meet at least once a year;

•

AEP has a code of business conduct that applies to its principal executive officer, principal financial officer and principal accounting officer and will promptly disclose waivers of the code for these officers;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also evaluates annually the performance of the individual directors.

Directors

The Committee on Directors and Corporate Governance is responsible for recruiting new directors and uses a variety of methods for identifying and evaluating nominees for director. The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Committee on Directors and Corporate Governance through shareholders, management, current members of the Board or search firms. Shareholders who wish to recommend candidates to the Committee on Directors and Corporate Governance may do so by following the procedures described in Shareholder Proposals and Nominations on page 77.

Director qualifications.    The Company’s Principles of Corporate Governance (Principles) are available on its website at www.aep.com/investors/corporateleadersandgovernance/docs/principles.pdf. With respect to director qualifications and attributes, the Principles require the following:

In nominating a slate of Directors, the Board’s objective, with the assistance of the Committee on Directors and Corporate Governance, is to select individuals with skills and experience that can be of assistance to management in operating the Company’s business.

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors (Criteria), which was initially adopted by the Committee on Directors and Corporate Governance in 2005 and subsequently reviewed and refined several times, most recently at the Committee’s meeting in December 2009. The Criteria are available on the Company’s website at www.aep.com/investors/corporateleadersandgovernance/docs/criteriaforevaluatingdirectors.pdf.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large electric utility business. Specifically, the Board considered the following experiences, qualifications, attributes and skills in nominating the director nominees for election at the Annual Meeting.

Mr. Akins is the Chief Executive Officer of the Company. He has undergraduate and graduate degrees in electrical engineering and is a professional registered engineer in Texas. Mr. Akins has worked at AEP and the former Central and South West Corporation for nearly thirty years, including as executive vice president-generation of AEP and president and chief operating officer of Southwestern Electric Power Company, a wholly-owned subsidiary of AEP.

Mr. Morris is the Non-Executive Chairman of the Company. He has undergraduate and graduate degrees in biology and a law degree. Mr. Morris worked for nearly four decades in the utility industry, originally in a consulting firm and then in progressively more responsible positions in gas and electric utility companies. Mr. Morris spent 15 years as chairman and chief executive officer of large, multi-state electric utility companies, having led Northeast Utilities from 1997 – 2003 and the Company from January 2004 – November 2011.

Mr. Nowell chairs the Audit Committee and is designated as the Audit Committee Financial Expert, a position required by the rules of the NYSE and the SEC. Mr. Nowell is a Certified Public Accountant and served until his retirement in 2009 in senior financial positions with Pepsico, RJR Nabisco, Pillsbury and other major companies in the food and beverage industry.

Three directors (Mr. Cordes – natural gas, Mr. Notebaert and Ms. Tucker – telecommunications) spent major parts of their careers in regulated utility companies that have many similarities to our business. And, two directors (Messrs. Cordes and Turner) understand our industry from past service on the boards of directors of another electric utility.

Our business is highly regulated, and several directors (Messrs. Cordes, Hoaglin, Morris, Notebaert and Ms. Tucker) spent careers in industries that are also highly regulated. Mr. Notebaert spent more than 11 years as Chairman and Chief Executive Officer of publicly-traded companies Qwest Communications International and Ameritech Corporation. Ms. Tucker spent a large part of her career at AT&T in senior management positions in human resources and customer service operations. Mr. Cordes spent many years as an executive in the natural gas business. Two directors (Mr. Turner and Ms. Tucker) have spent time as senior governmental officials and appreciate the issues of regulation from that perspective. Mr. Turner also served in the Wyoming state legislature for many years. Our business is also very capital intensive and involves sophisticated heavy equipment and facilities; Mr. Crosby’s experience in the aerospace industry gives him a background in a comparably capital intensive and sophisticated industry.

Science, engineering and technology are important in our business. Many of the Company’s directors have undergraduate and/or graduate degrees in engineering (Messrs. Akins, Cordes and Crosby and Ms. Goodspeed), while others have undergraduate and/or graduate degrees in scientific subjects (Messrs. Morris and Turner). Ms. Goodspeed is an engineering graduate with an M.B.A, who has worked in responsible positions in the service industry and in automotive and heating/cooling manufacturing. She is currently senior vice president and chief information officer of The ServiceMaster Company.

Environmental compliance is essential for success in our industry. Mr. Turner was chief executive of a national environmental organization and headed a governmental agency with environmental responsibilities, and Dr. Sandor headed a financial exchange focused on environmental financial products.

Several directors in addition to Mr. Nowell have significant experience in finance, auditing or other financial or accounting roles. Mr. Hoaglin was the chief executive of a regional bank headquartered in Columbus with a footprint that significantly overlaps the midwestern part of the Company’s service territory. Dr. Sandor was chief economist at a commodities exchange before he created the Chicago Climate Exchange (CCX) and he taught finance at the graduate level. Mr. Anderson is the Chief Financial Officer of Honeywell International, and has served as Chief Financial Officer with ITT Industries, RJR Nabisco and other major companies.

And, the experience gained from leading large, complex organizations brings invaluable perspective to a Board. Messrs. Hoaglin, Morris and Notebaert have been chief executive officers of public companies and Mr. Akins currently serves as a chief executive. Messrs. Cordes and Crosby have been chief executives of major subsidiaries of public companies, while Ms. Tucker has headed substantial non-profit organizations. Messrs. Cordes, Crosby, Hoaglin, Morris, Notebaert, Nowell, Sandor and Turner, and Ms. Goodspeed and Ms. Tucker bring to the board experience gained from currently or previously serving on the boards of directors of other public companies.

Any summary of the specific skills and attributes of individual directors is necessarily very high level. It cannot cover the full range of the skills, experience and personal attributes that each contributes to service on the Board of Directors, nor can it explain the ways in which the abilities and perspectives of different directors interact to benefit the Company.

Board Diversity

Our Criteria for Evaluating Directors also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. In particular, the Board should be balanced by having complementary knowledge, expertise and skill in areas such as business, finance, accounting, marketing, public policy, manufacturing and operations, government, technology, environmental and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge and experience, are desirable in the mix of the Board.

Our Directors and Corporate Governance Committee considers these criteria each year as it determines the slate of directors nominees to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election to the Board. The Board believes that its implementation of this policy is effective in considering the diversity of the members of the Board.

Director Independence

In accordance with NYSE standards, a majority of the members of the Board of Directors must qualify as independent directors. No member of the Board is independent unless the Board affirmatively determines annually that such member is independent. The Board has adopted categorical standards to assist it in making this determination of director independence (Director Independence Standards). These standards can be found on our web site at www.AEP.com/investors/corporateleadersandgovernance.

Each year, our directors complete a questionnaire that elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Committee on Directors and Corporate Governance. Utilizing this information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries. The Committee on Directors and Corporate Governance determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence.

We are a large electric utility company that operates in parts of eleven different states. Any organization that does business in our service territory buys electricity from one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. However, all of those organizations purchase electricity from us at rates set by a regulatory commission. There are no unique negotiated rates with any of those organizations. Therefore, the Committee on Directors and Corporate Governance determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations. None of our directors, however, is an executive officer of those nonprofit organizations. Nonetheless, the Committee on Directors and Corporate Governance reviews all charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Committee on Directors and Corporate Governance also reviewed contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which AEP operates by contributing funds to organizations in those communities. The Committee on Directors and Corporate Governance determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflicts with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations specifically included reviewing the following transactions:

•

Ms. Goodspeed is an executive officer of a company (The ServiceMaster Company) with which the Company does business. As explained earlier, although ServiceMaster purchases electricity from our subsidiaries, and the Company purchased an insignificant amount of goods from ServiceMaster, the Board does not believe that those transactions impair the independence of Ms. Goodspeed.

•

Mr. Anderson is also an executive officer of a company (Honeywell International) with which the Company does business. As explained earlier, although Honeywell purchases electricity from our subsidiaries, and the Company purchased an insignificant amount of goods from Honeywell, the Board does not believe that those transactions impair the independence of Mr. Anderson.

•

Mr. Turner is a director of Peabody Energy Corporation, another company that transacted business with AEP. However, Mr. Turner is not an employee or executive officer of that company. Although we purchase a significant amount of coal from Peabody Energy Corporation, we entered into these coal buying relationships with Peabody in the ordinary course of business before Mr. Turner joined our Board. The nature of our coal purchased from Peabody since Mr. Turner became an AEP director is consistent with the nature before he was elected. In addition, since Mr. Turner became an AEP director, any AEP purchases from Peabody were awarded through a competitive process.

As a result of this review, the Board has determined that, other than Messrs. Akins and Morris, each of the directors and director nominees standing for election, including Messrs. Anderson, Cordes, Crosby, Hoaglin, Notebaert, Nowell and Turner, Dr. Sandor, Ms. Goodspeed and Ms. Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent under the NYSE rules and the Company’s Director Independence Standards.

Involvement by Mr. Hoaglin in Certain Legal Proceedings

On June 2, 2005, Huntington Bancshares Incorporated (Huntington) announced that the SEC approved a settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order and also filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington and Mr. Hoaglin consented to pay civil money penalties. Without admitting or denying the charges in the administrative proceeding, Mr. Hoaglin agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest and penalties in the amount of $667,609.

Shareholder Nominees for Directors

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 77 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com/investors/corporateleadersandgovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

We believe the Company and its shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under the Company’s Principles of Corporate Governance and Criteria for Evaluating Directors, the Board has the authority to combine or separate the positions of chairman and CEO, as well as to determine whether, if the positions are separated, the chairman should be an employee, non-employee, or an independent director.

The Board addressed the question of whether to separate the offices of Chairman and CEO prior to Mr. Morris’ retirement and reached the conclusion that combining the position of chairman and CEO was in the best interests of the Company and its shareholders at the time. Upon Mr. Morris’ retirement, the Board made the determination that it was in the best interest of the Company and its shareholders that the two offices be separated effective November 12, 2011. The Board believes that it should retain the flexibility to make a judgment regarding its leadership structure. Currently, the Board believes that separating the two offices allows the Board to retain Mr. Morris as the best qualified person to serve as chairman of the board and to appoint Mr. Akins as the best qualified person to serve as CEO.

Mr. Morris spent 15 years leading large, multi-state, publicly held electric utility companies. He was the Company’s Chairman and Chief Executive Officer from early 2004 to late 2011. Before that, he had held the same positions at another publicly held electric utility company from August 1997 to the end of 2003. Mr. Morris has extensive knowledge about and influence within the electric utility industry, as indicated from his past leadership positions with the Institute of Nuclear Power Operations, the Edison Electric Institute and the Business Roundtable, among other organizations. In addition to serving on the Company’s Board, Mr. Morris sits on the boards of directors of two other large public companies, and he has been a panelist at prominent corporate governance conferences.

Because of Mr. Morris’ longstanding experience with the Company and other industry participants and the quality of his performance in these roles, and his extensive experience as a corporate director, the Board believes that the Company’s best interests are currently best served by Mr. Morris being non-executive chairman.

Even though Mr. Morris’ long employment history with the Company disqualifies him as serving as an independent chair, the Company already has policies and practices in place to provide independent oversight of management and the Company’s strategy. The Board currently includes eleven non-management directors among its thirteen members, all of whom qualify as independent under applicable NYSE listing standards. The Board routinely holds executive sessions at which only non-management directors are present, and, each year, the non-management directors select a Lead Director responsible for facilitating and chairing the independent directors sessions.

Dr. Hudson has been the Lead Director of the Board since 2003. The purpose of the Lead Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Lead Director is selected by the independent directors.

The Lead Director is responsible for working closely with the chief executive officer and the non-executive chairman to finalize information flow to the Board, set meeting agendas and arrange meeting schedules. He also chairs meetings of the independent directors and serves as principal liaison between the independent directors and management. In addition, Dr. Hudson has the ability to call special meetings of the Board, as needed. He has the authority to retain outside legal counsel or other advisors as needed by the Board. He provides a channel of communications between the directors and management, assures that directors receive timely and necessary information in advance of meetings, and receives communications from shareholders on behalf of non-management directors.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our independent directors as a group, or our Lead Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Independent Directors, Columbus, Ohio 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our independent directors as a group or our Lead Director, as applicable.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The written Policy is administered by the Committee on Directors and Corporate Governance. A copy of the Policy is available on our website at www.AEP.com/investors/corporateleadersandgovernance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of the Company, any nominee for director, any shareholder owning in excess of 5percent of the total equity of the Company and any immediate family member of any such person.

The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of the Company. The Directors and Corporate Governance Committee considers various factors, including, among other things: the nature of the Related Person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; the acceptability of the transaction to the Company’s regulators; and in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Directors and Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any executive officer. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

Director Compensation for 2011

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The following table presents the compensation provided by the Company in 2011 to the non-employee directors.

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)(5)(6)	Total ($)
David. J. Anderson	77,250	99,000	494	176,744
E. R. Brooks	35,115	42,438	247	77,800
Donald M Carlton	31,507	42,438	247	74,192
James F. Cordes	98,000	132,000	741	230,741
Ralph D. Crosby, Jr.	98,000	132,000	741	230,741
Linda A. Goodspeed	103,000	132,000	741	235,741
Thomas E. Hoaglin	98,000	132,000	741	230,741
Lester A. Hudson, Jr.	139,250	132,000	5,741	276,991
Richard C. Notebaert	73,500	99,000	494	172,994
Lionel L. Nowell III	123,000	132,000	1,591	256,591
Richard L. Sandor	88,000	132,000	741	220,741
Kathryn D. Sullivan	29,260	44,625	247	74,132
Sara M. Tucker	103,000	132,000	4,741	239,741
John F. Turner	103,000	132,000	741	235,741

(1)	Consists of an annual cash retainer of $88,000 described below under Director Compensation and Stock Ownership – Annual Retainers and Fees. For Mr. Nowell compensation includes $20,000 paid for services as Chairman of the Audit Committee. With respect to Mr. Nowell, Mr. Turner, Ms. Goodspeed and Ms. Tucker, compensation includes $15,000 paid for services as members of the Audit Committee for the full year, and for Mr. Anderson and Mr. Brooks, compensation includes $11,250 and $4,823, respectively, paid for services as members of the Audit Committee for part of the year. For Dr. Hudson, Mr. Cordes, Mr. Crosby and Mr. Hoaglin, compensation includes $10,000 paid for services as members of the Human Resources Committee for the full year. For Dr. Carlton and Mr. Notebaert, includes $3,215 and $7,500, respectively, paid for services as members of the Human Resources Committee for part of the year. For Dr. Hudson, compensation includes $16,250 paid for services as chairman of the HR Committee and $25,000 paid for services as Lead Director.
(2)	Consists of awards under the Stock Unit Accumulation Plan for Non-Employee Directors in 2011 described below under Director Compensation and Stock Ownership – Stock Unit Accumulation Plan. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date. The grant date fair value of these awards for a full year of service was $132,000.
(3)	Each non-employee director who served the full year received 3,481.70 AEP stock units in 2011. Messrs. Anderson and Notebaert each received 2,542.60 AEP stock units and Ms. Sullivan received 1,237.62 AEP Stock Units in 2011. Messrs. Brooks and Carlson each received 1,197.82 AEP stock units in 2011. The directors had the following aggregate number of AEP stock units at 2011 year-end: Mr. Anderson (2,574), Mr. Brooks 0, Dr. Carlton (24,897), Mr. Cordes (8,301), Mr. Crosby (20,965), Ms. Goodspeed (21,674), Mr. Hoaglin (15,693), Dr. Hudson (39,779), Mr. Notebaert (2,574), Mr. Nowell (25,108), Dr. Sandor (33,427), Ms. Sullivan (26,212), Ms. Tucker (11,920) and Mr. Turner (13,931).

(4)	Consists of premiums for accidental death insurance and annual costs of the Central and South West Corporation Memorial Gift Program and matching gift contributions. The following table presents the components of All Other Compensation for each non-employee director:

Name	Premiums ($)	Memorial Gifts ($)	Matching Gifts ($)(6)
David J. Anderson	494	-0-	-0-
E. R. Brooks	247	Note 5	-0-
Donald M Carlton	247	Note 5	-0-
James F. Cordes	741	-0-	-0-
Ralph D. Crosby, Jr.	741	-0-	-0-
Linda A. Goodspeed	741	-0-	-0-
Thomas E. Hoaglin	741	-0-	-0-
Lester A. Hudson, Jr.	741	-0-	5,000
Richard C. Notebaert	494	-0-	-0-
Lionel L. Nowell III	741	-0-	850
Richard L. Sandor	741	Note 5	-0-
Kathryn D. Sullivan	247	-0-	-0-
Sara M. Tucker	741	-0-	4,000
John F. Turner	741	-0-	-0-

(5)	AEP is continuing a memorial gift program for former Central and South West Corporation (CSW) directors and executive officers who had been previously participating in this program. The program currently has 30 participants, including the three former CSW directors listed above. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support portions of the program. AEP paid an annual premium of $76,696 on those policies for 2011.
(6)	Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match up to $2,500 per institution each year in charitable contributions from a director.

Directors Compensation and Stock Ownership

Annual Retainers and Fees.    The Board has determined that Board compensation should consist of a mix of cash and AEP stock units. The amount of the annual cash retainer paid to non-employee directors was $88,000 annually. The Lead Director fee was $25,000 annually. The fee for the chairman of the Audit Committee was $20,000 annually. Members of the Audit Committee, including the chairman, receive an additional annual retainer of $15,000. The chairman of the HR Committee received an annual fee of $15,000, which was increased to $20,000 as discussed below. Members of the HR Committee, including the chairman, receive an additional annual retainer of $10,000. Each of these cash retainers is paid in quarterly increments.

In September 2011, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Meridian Compensation Partners, LLC, the Board determined that effective April 2012 the Lead Director annual fee should increase from $25,000 to $30,000, and effective October 1, 2011, the annual fee for the Chairman of the HR Committee should increase from $15,000 to $20,000.

As noted above, salaried employees receive no compensation for board service. Thus, Mr. Akins, our current CEO, receives no additional compensation for board service. Similarly, while employed as Executive Chairman through December 31, 2011, Mr. Morris received no additional compensation for serving as a director or as Executive Chairman. Following his January 1, 2012 appointment as Non-Executive Chairman, Mr. Morris has continued to provide support on strategic and public policy issues to the Company. As compensation for his service as Chairman of the Board of Directors, Mr. Morris will receive an additional annual retainer (payable quarterly) of

$330,000 per year in cash. The retainer is designed to be a reasonable and competitive amount of compensation to pay a retired CEO who continues to serve as Chairman of the Board of Directors. Other compensation matters relating to Mr. Morris’ prior service as CEO and executive chairman are discussed in “Compensation Discussion and Analysis” beginning on page 27.

The Company believes that the standard director compensation amount compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Lead Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of additional time, effort and responsibility. The Board’s Special Compensation Policy provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments. No special compensation was paid for services provided in 2011.

Expenses.    Non-employee directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs.

Spouses may occasionally join non-employee directors on Company aircraft when a non-employee director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the non-employee directors and their spouses for attendance at such meetings. The Board has eliminated tax gross-ups on all director perquisites.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100 percent of their annual cash retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Stock Unit Accumulation Plan.    In 2011 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $132,000 in AEP stock units. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are not paid to the director in cash until termination of service unless the director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2007 through September 1, 2012, has a premium of $48,175.

Stock Ownership.    Non-management directors are required by our Corporate Governance Principles to own AEP common stock or AEP stock units worth five times their annual equity award. Each non-management director is required to hold the stock units they receive under the Stock Unit Accumulation Plan until termination of service. A number of the non-management directors were recently elected to the Board within the last few years.

Insurance

The directors and officers of AEP and the AEP System subsidiaries are insured, subject to certain exclusions and deductibles, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective March 15, 2011 to March 15, 2012, is provided by: Associated Electric & Gas Insurance Services Ltd., Energy Insurance Mutual Ltd., Zurich American Insurance Company, AXIS Insurance Company, Arch Insurance Company, Travelers Casualty and Surety Co. of America, Westchester Fire Insurance Company (ACE), Berkley Insurance Co. , RSUI Indemnity Company, U.S. Specialty Insurance Company (HCC Global), Scottsdale Indemnity Company (Freedom Specialty), Arch Reinsurance, Ltd., National Union Fire Insurance Company (Chartis), Allied World Assurance Company Ltd. (AWAC), Liberty Mutual Insurance Company, Houston Casualty Company (HCC Global), St. Paul Mercury Insurance Company (Travelers), Endurance Risk Solutions Assurance Co. and Catlin Specialty Insurance Company (Catlin, Inc.). The total cost of this insurance is $3,841,538.

Fiduciary liability insurance provides coverage for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2011 to March 15, 2012, is provided by U.S. Specialty Insurance Company, AXIS Specialty Insurance Company, Energy Insurance Mutual Ltd., and Scottsdale Indemnity Company (Freedom Specialty). The total cost of this insurance is $544,277.

Item 2. Proposal to Approve the American Electric Power System Senior Officer Incentive Plan

The Board of Directors proposes that shareholders approve the American Electric Power System Senior Officer Incentive Plan (the “2012 Plan”). The Board of Directors adopted the 2012 Plan on February 28, 2012, subject to the approval of the Company’s shareholders. The 2012 Plan amends and restates the American Electric Power System Senior Officer Annual Incentive Compensation Plan that was last approved by the Company’s shareholders at the Company’s 2007 annual meeting (the “Existing Plan”). The only substantive change from the Existing Plan is the addition of a cash incentive compensation repayment (“claw back”) policy. The HR committee originally adopted a clawback policy in February 2007 and adopted the current version on February 27, 2012. We intend to amend the policy to comply with the additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) after the SEC adopts new regulations implementing those requirements.

You are being asked to approve the adoption of the 2012 Plan in order to continue to preserve the Company’s federal income tax deduction when payments are made to certain executives based on established performance goals. The Company is seeking to preserve its ability to claim tax deductions for compensation paid to executives to the greatest extent practicable; therefore, the 2012 Plan is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”). Code Section 162(m) limits how much the Company can deduct on its federal income tax return for compensation paid in a taxable year to an individual who, on the last day of the fiscal year, was either (i) the chief executive officer or (ii) among the next three highest-compensated executive officers named in the Summary Compensation Table on page 50 under Compensation Discussion and Analysis – Executive Compensation, excluding the CFO. Compensation that is considered “performance-based compensation” under Code Section 162(m) is not subject to this limit if certain conditions are met. One such condition is that the shareholders initially approve the material terms of the performance goals and re-approve those material terms every five years. Approval of this proposal will ensure that the Company is able to receive tax-deductions for the full amount of performance based compensation paid to officers under the 2012 Plan.

The more significant features of the 2012 Plan are described below. This summary is subject, in all respects, to the terms of the 2012 Plan, which is attached to this Proxy Statement as Exhibit A.

Administration.    The HR Committee, all of whose members are outside directors, will administer the 2012 Plan. The HR Committee will have the authority to grant awards upon such terms (not inconsistent with the terms of the 2012 Plan) as it considers appropriate. In addition, the HR Committee will have complete authority to interpret all provisions of the 2012 Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the 2012 Plan and to make all other determinations necessary or advisable for the administration of the 2012 Plan.

Eligibility.    Any person who, during the term of the 2012 Plan, is a corporate officer of the Company or any subsidiary of the Company is eligible to participate under the 2012 Plan. The HR Committee determines which corporate officers will be participants under the 2012 Plan. The Company anticipates that approximately 7 employees will be eligible to receive awards under the 2012 Plan.

Performance Objectives.    2012 Plan participants will receive awards under the 2012 Plan after the end of a fiscal year if certain specified performance objectives are met during such fiscal year. The performance objectives are set by the HR Committee at the start of each fiscal year and are based on one or more of the following performance criteria: (i) earnings measures: primary earnings per share; fully diluted earnings per share; net income; pre-tax income; operating income; earnings before interest, taxes, depreciation and amortization; net operating profits after taxes; income before income taxes, minority interest and equity earnings; income before discontinued operations, extraordinary items and cumulative effect of accounting changes, or any combination thereof; (ii) expense control: operations & maintenance expense; total expenditures; expense ratios; and expense reduction; (iii) customer measures: customer satisfaction; service cost; service levels; responsiveness; bad debt collections or losses; and reliability – such as outage frequency, outage duration, and frequency of momentary outages; (iv) safety measures: recordable case rate; severity rate; and vehicle accident rate; (v) diversity measures: minority placement rate and utilization; (vi) environmental measures: emissions; project completion milestones; regulatory/legislative/cost recovery goals; and notices of violation; (vii) revenue measures: revenue and margin; (viii) shareholder return measures: total shareholder return; economic value added; cumulative shareholder value added; return on equity; return on capital; return on assets; dividend payout ratio and cash flow(s) – such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof; (ix) valuation measures: stock price increase; price to book value ratio; and price to earnings ratio; (x) capital and risk measures: debt to equity ratio and dividend payout as percentage of net income; (xi) employee satisfaction; (xii) project measures: completion of key milestones; (xiii) production measures: generating capacity factor; performance against the Institute of Nuclear Power Operation index; generating equivalent availability; heat rates and production cost. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the HR Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Payment of Awards.    All awards under the 2012 Plan for a fiscal year will be paid in cash following the end of such fiscal year, unless a portion of the award is required to be deferred under the terms of the AEP Stock Ownership Requirement Plan. The maximum individual award that can be made under the 2012 Plan for a fiscal year is the lesser of:

(i) $6,000,000 or

(ii) 400 percent of the corporate officer’s base salary (prior to any deferral elections) as of the date of grant of the award.

The HR Committee does not currently intend to grant individual awards that approach the maximum allowable amount, but is asking shareholders to approve the maximum amount to preserve flexibility over the next five years.

Amendment and Termination.    The Company has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the 2012 Plan to the extent permitted by law for whatever reason the Company may deem appropriate; provided, however, that any such amendment which requires approval of the Company’s shareholders in order to maintain the qualification of awards as performance-based compensation pursuant to Code Section 162(m)(4)(C) shall not be made without such approval.

Federal Income Tax Consequences.    All cash awards under the 2012 Plan are taxable to the participant when paid. The 2012 Plan has been designed to comply with Code Section 162(m) such that all awards under the 2012 Plan qualify as performance-based compensation and, therefore, the Company will be entitled to claim a federal income tax deduction for the full amount of any cash award paid under the 2012 Plan.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 2.

Item 3. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 24, 2012. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 3.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2011	2010
Audit Fees(1)	$11,618,000	$11,245,000
Audit-Related Fees(2)	$595,000	664,000
Tax Fees(3)	$142,000	220,000

TOTAL	$12,355,000	$12,129,000

(1)	Audit fees in 2010 and 2011 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit related fees consisted principally of regulatory, statutory and employee benefit plan audits.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal control over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met nine times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent auditor. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2011. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor, and the independent auditor. The Audit Committee discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by Public Company Accounting Oversight Board (PCAOB).

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has also received written materials addressing the independent auditor internal quality control procedures and other matters, as required by the NYSE listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Audit Committee Members

Lionel L. Nowell, III, Chair

David J. Anderson

Linda A. Goodspeed

Sara Martinez Tucker

John F. Turner

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2011, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

Item 4. Advisory Vote on Executive Compensation

In accordance with the requirements of the Exchange Act (which was added by the Dodd-Frank Act and the related rules of the SEC), we are including in these proxy materials a separate resolution for shareholders to vote upon, on an advisory (nonbinding) basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals. Please read the “Compensation Discussion and Analysis” beginning on page 27 for additional details about the 2011 compensation of our named executive officers.

The HR Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, the HR Committee maintains the following executive compensation practices:

•	Emphasizing long-term incentive compensation to promote the longer-term interests of the company and encourage management to make decisions that are aligned with shareholders’ interests;

•	Tying the value of a substantial portion (60 percent) of this long-term compensation to two robust measures of shareholder value:

•	Three-year total shareholder return compared to the Electric and Multi-Utilities in the S&P 500, and

•	Three year cumulative earnings per share measure compared to a board approved objective;

•

Maintaining a clawback policy that allows the Board to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to misconduct of the executive; and

•	Elimination of the reimbursement and tax gross-up for excise taxes triggered under change in control agreements issued to new participants after October 2009.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. In doing so we ask that our shareholders take into consideration the effect that the CEO transition from Mr. Morris to Mr. Akins, which took place in late 2011 as planned, will have on the compensation for our CEO position. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure is hereby APPROVED.”

While the Board intends to consider carefully the results of this vote, the say-on-pay vote is advisory only, and therefore will not be binding on the Company or our Board of Directors.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 4.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the approval of the American Electric Power System Senior Officer Incentive Plan, the ratification of the appointment of the independent registered public accounting firm and the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

Highlights for 2011

AEP’s shareholders received a more than 20 percent return on their investment for the year, and the dividend was increased by more than 2 percent during 2011. Favorable weather conditions throughout most of the year, and a 4 percent increase in industrial volume in 2011 led to solid financial performance for the year. AEP settled all legal challenges regarding construction of our John W. Turk Jr. Power Plant in Arkansas, which clears the way for the plant to begin operation in late 2012. In addition, the CEO role and responsibilities were successfully transferred from Mr. Morris to Mr. Akins in late 2011 (effective November 12, 2011).

The Company’s 2011 ongoing earnings were $3.12 per share, which exceeded the midpoint of our earnings per share (EPS) guidance at the start of the year ($3.00 to $3.20). The HR Committee established threshold (0 percent of target payout), target and maximum (200 percent of target payout) points for 2011 annual incentive compensation at $3.00, $3.10 and $3.20 per share, respectively. In setting the $3.10 target, the HR Committee considered the slow economic recovery in our service territory, the potential impact of compliance with pending EPA regulations and potential revenue reductions due to regulatory proceedings in our largest utility (AEP Ohio). This target was a $0.07 (or 2.4 percent) increase from AEP’s 2010 ongoing earnings of $3.027 per share. Throughout this CD&A, we refer to ongoing earnings, which is a non-GAAP financial measure. Exhibit B to this proxy statement contains a reconciliation of GAAP earnings with ongoing earnings for 2011.

AEP’s ongoing 2011 EPS of $3.12 resulted in funding of 119.0 percent of the target award pool for 2011 for all employees. Unfortunately, a fatal employee accident occurred in our River Operations unit in December 2011. Although the cause of this accident is undetermined as of this writing, it was treated as a work related fatality for incentive compensation purposes. Therefore a 10 percent reduction was applied to the annual incentive funding for all officers and all employees in our Fuel, Emissions and Logistics group, which includes River Operations. A 5 percent incentive funding reduction was applied for all other employees. Due to this negative fatality adjustment and the relatively strong performance of our business units against their incentive goals, which reduced the incentive funding available for the corporate officer group, the overall 2011 annual incentive funding for AEP’s executive officers was 97.8 percent of target.

In 2011, the Company continued to align executive officers’ total compensation opportunity with shareholders’ interests by providing a substantial percentage of the total compensation opportunity in the form of performance-based stock compensation. AEP’s three-year performance unit awards accounted for approximately 39 percent and 26 percent of the total compensation opportunity for Messrs. Morris and Akins, respectively. These performance units are tied to AEP’s three year cumulative EPS and three year total shareholder return relative to the electric utility and multi-utility companies in the S&P 500. An additional 26 percent and 17 percent of the total compensation opportunity for Messrs. Morris and Akins, respectively, was tied to the value of AEP common stock as restricted stock units that vest over a 40 month period.

For 2011, the HR Committee provided 60 percent of the value of long-term incentives in performance units and forty percent of the value in restricted stock units, rather than 100 percent in performance units. This change was made to provide a stronger retention incentive and more market competitive compensation during both up and down cycles. This change also brought AEP’s long-term incentive award mix closer to that of the companies in AEP’s Compensation Peer Group. The restricted stock unit awards included a two year post retirement holding requirement for senior executives who are subject to mandatory retirement, which applied to Messrs. Morris and English for 2011. This post retirement holding period was introduced to mitigate the risk created near the end of an executive’s career when many long-term incentive awards lose some of their capacity to encourage decision making in the long-term interests of the Company.

The cumulative EPS score for the 2009-2011 performance units was below expectations at 85.0 percent of target. The relative total shareholder return measure at the end of the performance period was at the 48th percentile of the comparator group, which produced a score of 94.7 percent of target. The EPS and TSR scores combined to produce an overall score of 89.8 percent of target for the 2009-2011 performance period. As a result, 89.8 percent of the 2009-2011 performance units outstanding at year-end vested.

The HR Committee recognizes that the Company’s executive compensation levels and practices are a subject of interest and potential concern for the Company’s stakeholders, including its shareholders, regulators and customers. As such, the HR Committee regularly reviews best practices in executive compensation and has made the changes it believes are necessary to keep the Company’s executive compensation levels and practices both market competitive and in line with best practices.

Shareholders have an opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in April 2011, approximately 96 percent of the votes cast on the say-on-pay proposal at that meeting were voted in favor of this proposal. In accordance with this vote, the HR Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation. The HR Committee will continue to consider the outcome of the Company’s say-on-pay vote and other sources of stockholder feedback when establishing compensation programs and making compensation decisions for the named executive officers.

In light of the voting results with respect to the frequency of the advisory vote on executive compensation at the 2011 annual meeting of shareholders, the Board decided that AEP will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of the advisory votes on executive compensation. Because the Dodd-Frank Act requires that such advisory votes on frequency be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting of shareholders.

For many years, the Company has had stock ownership requirements for its executive officers, tied a substantial portion of the compensation for its executives to annual and long-term perform-

ance, and has had a policy that allows the Company to claw back incentive compensation in certain circumstances. In addition, the HR Committee has made several changes to the Company’s executive compensation program in the last several years, including:

•

Generally freezing executive salaries for two years (2009 and 2010) and then providing salary increases of 3.2 percent overall for 2011, excluding promotions, which generally kept pace with the rate of salary growth in the market but did not bring AEP’s executive salaries up to current market levels;

•	Freezing target annual incentive opportunities for each salary grade, expressed as a percentage of base pay, at the 2008 level for 2009 through November 2011;

•	Freezing the target long-term incentive opportunities for each salary grade, expressed as a grant date fair value, at the 2008 level for 2009 through 2011;

•

Granting all new long-term incentive awards with change in control provisions that include a double trigger that results in vesting of these awards only if there is a change in control and a separation from service;

•	Eliminating company paid country club memberships;

•

Generally eliminating personal use of Company provided aircraft, to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement. This change applies to Mr. Akins and other executive officers;

•	Eliminating most tax gross-ups;

•

Eliminating the reimbursement and tax gross-up for excise taxes triggered under change in control agreements issued to new participants after October 2009. Mr. Akins also voluntarily relinquished the reimbursement and gross-up for excise taxes in his change in control agreement. As a result of these changes, the majority of AEP’s change in control agreements (12 of 21) do not provide for the reimbursement and gross-up of excise taxes. In addition, in January 2012 the HR Committee decided that the reimbursement and gross-up for excises taxes will be eliminated from the change in control agreements for any participant who is subsequently promoted, as a condition of such promotion.

Overview

The HR Committee oversees and determines AEP’s executive compensation. The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract, retain, motivate and reward a superb leadership team for both outstanding team and individual performance with market competitive compensation and benefits;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•	Emphasize performance-based compensation over base salary by providing a substantial portion of executive officers’ total compensation opportunity in the form of incentive compensation;

•

Align the interests of the Company’s executive officers with those of AEP’s shareholders by providing a majority of the total compensation opportunity for executive officers in the form of stock based compensation that has a value linked to the total return on AEP’s common stock and, with respect to performance units, other shareholder return measures;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets and to the achievement of specific operating and strategic objectives; and

•

Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation, and requiring executives to meet stock ownership requirements.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s Compensation Peer Group, as described under Compensation Peer Group on page 31. The HR Committee’s independent compensation consultant, Pay Governance, LLC (Pay Governance) participates in HR Committee meetings, assists the HR Committee in developing the compensation program and has an opportunity to meet with the HR Committee in executive session without management present. See the Human Resources Committee Report on page 47 for additional information about the independence of Pay Governance’s advice to the HR Committee.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and minimum perquisites. The HR Committee provides a balance of annual and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s ongoing earnings per share target with other objectives, such as safety.

The HR Committee has chosen ongoing earnings per share as the funding measure for the annual incentive plan for many years because it largely reflects management’s performance in operating the Company, is strongly correlated with shareholder returns, and is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community. The EPS measure is also well understood by both our shareholders and employees. Management and the HR Committee also believe that EPS growth is the primary means for the Company to create long-term shareholder value.

The majority of AEP’s long-term incentive compensation (60 percent) is tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. The HR Committee awarded performance units to executive officers with three-year performance measures tied to AEP’s total shareholder return, relative to all the electric and multi-utility companies in the S&P 500 Index, and cumulative earnings per share relative to a board approved target. A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations. The HR Committee also chose a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over the three-year period relative to other large companies in our industry.

The HR Committee also uses long-term incentives as a retention tool to foster management continuity. The performance unit awards described above are subject to a three-year vesting period. In addition, effective January 1, 2011, the HR Committee granted 40 percent of the annual grant date value of AEP’s long-term incentive awards in the form of restricted stock units (RSUs). These RSUs vest over 40 months in three approximately equal components on the May 1st following the first, second and third anniversaries of the grant date.

The HR Committee annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives. For 2011, 84 percent of the total compensation opportunity for Mr. Morris and at least 70 percent of that for the other named execu-

tive officers was at risk in the form of incentive compensation and stock based compensation. Because the transition of CEO responsibilities from Mr. Morris to Mr. Akins occurred late in 2011, Mr. Akins’ first stock award at the CEO level was granted in 2012. This stock award increased the portion of Mr. Akins’ total compensation opportunity that is at risk to 86 percent. More than 65 percent of the 2011 target compensation opportunity for Mr. Morris and between 43 percent and 60 percent of that for the other named executive officers is in the form of long-term, stock based incentive compensation. The ultimate value that executives realize from that compensation opportunity is therefore closely linked to AEP’s share price and dividends.

The HR Committee targets the total compensation opportunity for executives within a range of plus or minus 15 percent of the median of the Compensation Peer Group, which is the range of compensation that is generally considered to be market competitive by the HR Committee’s independent compensation consultant. The HR Committee chose the median as a target because it corresponds to the Company’s near median position within the Compensation Peer Group for various size measures, such as revenue, number of employees, and total assets. To the extent that the total compensation opportunity for an executive is above or below the +/- 15 percent target range around the peer group median, the HR Committee adjusts elements of pay over time to bring their total compensation opportunity into the market competitive range. The HR Committee’s independent compensation consultant completes an annual executive compensation study. In October 2011, this study found that, in aggregate, executive base salaries, total cash compensation (base salary and annual incentive compensation) and total direct compensation (total cash compensation and long-term incentives) were within the market competitive range and less than the market median.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. This Compensation Peer Group is reviewed annually by the HR Committee in consultation with its independent compensation consultant. The companies included in the Compensation Peer Group are chosen from utility industry and general industry companies that are comparable in size to AEP in terms of revenues, total assets, market capitalization, number of employees and business complexity. In addition the HR Committee considers one and three year total shareholder return of potential industrial companies in selecting the peer group.

The Compensation Peer Group is selected to consist of an approximately equal number of utility and industrial companies. The utility companies are selected to provide a more direct comparison to companies with businesses similar to AEP’s. The HR Committee includes industrial companies outside the utility industry because AEP must also compete with industrial companies to attract and retain executives. In addition, because AEP is one of the largest U.S. utility companies based on assets and employees, the industrial companies are included in the peer group to increase the median level of assets and employees of the peer group to a level similar to AEP.

For 2011 the Compensation Peer Group consisted of the 14 large and diversified utility industry companies and the 12 general industry companies shown in the table below. The Compensation Peer Group has not changed for the past three years.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)
Centerpoint Energy, Inc.	3M Company
Constellation Energy Group, Inc.	Bristol-Myers Squibb Company
Dominion Resources, Inc.	Caterpillar Inc.
Duke Energy Corporation	CSX Corporation
Edison International	Goodyear Tire & Rubber Company
Entergy Corporation	Northrop Grumman Corporation
Exelon Corporation	PPG Industries, Inc.
FirstEnergy Corp.	Schlumberger N.V.
NextEra Energy, Inc.	Sunoco, Inc.
PG&E Corporation	Textron Inc.
Public Service Enterprise Group Inc.	Union Pacific Corporation
Sempra Energy	Weyerhaeuser Company
Southern Company (The)
Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected in July 2011, AEP’s revenue, market capitalization, number of employees and three year total shareholder return were all near the 50th percentile of the combined peer group, while AEP’s Total Assets were above the 75th percentile.

2011 Compensation Peer Group

	Revenue ($ million)	Total Assets ($ million)	Market Capitalization ($ million)	Employees	Total Shareholder Return
					1 Year	3 Year
Summary Statistics
Compensation Peer Group
25th Percentile	$11,564	$21,930	$11,687	13,691	11%	-4%
50th Percentile	$14,156	$31,249	$16,697	19,319	18%	3%
75th Percentile	$18,785	$45,901	$28,798	36,725	26%	9%
Utility Industry Median	$13,376	$40,751	$16,528	14,824	14%	-1%
General Industry Median	$19,158	$29,149	$21,868	41,404	25%	-4%
AEP	$14,427	$50,455	$17,777	18,712	8%	3%

The HR Committee’s independent compensation consultant annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on survey information for the Compensation Peer Group. The methodology and job matches used in this study were determined by the HR Committee’s independent compensation consultant based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group. The HR Committee’s independent compensation consultant uses other benchmarks if, in their judgment, such other benchmarks provide a better comparison based on the specific scope of the job being matched. Broader energy and general industry data is used when sufficient data is not available in the Compensation Peer Group to provide a comparison, as was the case in 2011 for Mr. Akins’ and Mr. Powers’ positions. In 2011, Pay Governance used the 75th percentile of the utility peers as the market benchmark for Mr. Powers’ position to provide a better comparison to the size and scope of his responsibilities, which are specific to the utility industry. This position (President AEP Utilities) had responsibility for a substantially larger organization than the median of the Compensation Peer Group so the 75th percentile was used to provide a more similar compensation benchmark. In 2011, the HR Committee’s independent compensation consultant also matched Mr. Akin’s position to the median for the second highest paid executive among the General Industry companies because this match was not available in AEP’s Compensation Peer Group.

Executive Compensation Program Detail

Executive Compensation Component Summary.    The following table summarizes the major components of the Company’s Executive Compensation Program.

Component	Purpose	Key Attributes

Base Salary	• To provide a market-competitive and consistent minimum level of compensation.

•    A number of promotional salary increases occurred in 2011 due to AEP’s CEO transition as described below under Base Salary on page 35.

•    A 3.2 percent executive merit budget was approved by the HR Committee for 2011 for all AEP executives and other merit eligible employees.

•    Merit budgets are generally set by management with HR Committee oversight, based on surveys of past and expected future salary increase trends, the competitiveness of AEP’s salaries to market survey information for similar positions and the extent to which the company can afford to provide merit increases while meeting investor earnings expectations.

•    Merit and other salary increases are awarded by the HR Committee based on:

•     The Company’s merit budget,

•     Sustained individual performance and competencies as assessed by each executive’s direct manager with input from other senior managers and communicated via written evaluations, performance ratings and merit increase recommendations,

•     The market competitiveness of the executive’s salary,

•     Internal comparisons,

•     The responsibilities, experience and future potential of each executive officer,

•     Reporting relationships, and

•     The impact that any change in base salary may have on other pay elements and the market competitiveness of the executive’s total compensation.

Component	Purpose	Key Attributes

Annual Incentive Compensation

•    To intensify executive officer focus on annual performance objectives that are critical to AEP’s success.

•    To communicate these critical annual performance objectives throughout the Company in a way that distinguishes them from other objectives and makes their importance clear to all.

•    To communicate and align executive and employee efforts to the Company’s earnings and operational performance objectives.

•    To link compensation to performance measures in four categories for 2011:

•    Safety and health,

•    Operations,

•    Regulatory, and

•    Strategic initiatives.

•    Annual incentive targets are established by the HR Committee based on competitive compensation information provided by the HR Committee’s compensation consultant.

•    From year to year, actual awards generally may vary within a range of from 0 percent to 200 percent of each executive’s annual incentive target.

•    Ongoing earnings per share (EPS) was again chosen as the funding measure.

•    For 2011, an ongoing EPS threshold was established that provided annual incentive funding only if the Company’s EPS exceeded $3.00.

•    Individual awards are then determined by the HR Committee based on:

•    Each executive’s calculated annual incentive opportunity, and

•    A subjective evaluation of their individual performance for the year.

Component	Purpose	Key Attributes

Long-Term Incentive Compensation

•   To motivate AEP management to maximize shareholder value by linking a substantial portion of their potential executive compensation directly to shareholder returns.

•   To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large long-term investments in physical assets required in our business.

•   To reduce executive turnover and maintain management consistency.

•   The HR Committee provided long-term incentive awards in the form of three-year performance units, which were 60 percent of the grant value, and restricted stock units (RSUs), which were 40 percent of the grant value.

•   The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group.

•   Again for the 2011-2013 performance unit awards, the HR committee established the following equally weighted performance measures:

•    Three-year cumulative earnings per share relative to a board approved target, and

•    Three-year total shareholder return relative to the electric and diversified utilities in the S&P 500.

•   Individual long-term incentive awards are based on:

•    Award guidelines for each salary grade established by the HR Committee,

•    Market competitive compensation levels, and

•    Individual performance.

Base Salary.    Having frozen executive salaries, except for promotional increases, for 2009 and 2010 due to extremely difficult economic conditions, the HR Committee approved a 3.2 percent merit budget for 2011 for executives and other employees. This increase was close to market median salary survey projections at the time. In addition, three executive officers were promoted at the beginning of 2011. Mr. Akins was promoted to AEP President and his salary was increased to $750,000 in connection with his selection as the successor CEO to Mr. Morris. In addition, the salary grades for Mr. Tierney’s and Mr. Powers’ positions were both increased to $600,000 in connection with a salary grade increase for their positions.

Effective November 12, 2011, in connection with AEP’s CEO transition, Mr. Akins was promoted to President and CEO at a salary of $900,000 and Mr. Powers was promoted to EVP and Chief Operating Officer at a salary of $650,000. On this date Mr. Morris also became Executive Chairman. Mr. Morris subsequently retired from AEP employment on December 31, 2011 but is continuing his service to the Company as Chairman of the Board of Directors. Mr. Tierney’s salary was also increased by 2.1 percent on November 12, 2011 to $612,333. Due to the promotions described above and the retirements of Messrs. Morris, English and Miller and Ms. Tomasky, Mr. Tierney was the only executive officer named in the summary compensation table to receive a salary increase during AEP’s annual executive salary review process. He received a combined merit increase and market adjustment to a salary of $650,000, effective January 1, 2012.

Annual Incentive Compensation.

Annual Incentive Targets.    The HR Committee, in consultation with its independent compensation consultant and Company management, establishes the annual incentive targets for each executive officer primarily based on compensation benchmark studies. For 2011 the HR Committee established the following annual incentive targets for each of the positions held by the named executive officers:

•	115 percent of base earnings for both the Chairman and CEO position and the Executive Chairman positions (Mr. Morris);

•

95 percent of base earnings for the President position, which Mr. Akins held from January 1 through November 11 of 2011, and 110 percent of base earnings for the President and CEO position, which Mr. Akins held for the remainder of the year;

•	75 percent of base earnings for the CFO position for the period January 1 through November 11 of 2011 and 80 percent of base earnings for this position for the remainder of the year (Mr. Tierney);

•

75 percent of base earnings for the President – AEP Utilities position for the period January 1 through November 11 of 2011 and 80 percent of base earnings for the EVP and Chief Operating Officer position for the remainder of the year (Mr. Powers);

•	75 percent of base earnings for the Vice Chairman position (Mr. English);

•	65 percent of base earnings for the SVP, General Counsel and Secretary position (Mr. Miller); and

•	70 percent of base earnings for the President AEP Transmission position (Ms. Tomasky).

Funding For Annual Incentive Plan.    In 2011 AEP produced ongoing EPS of $3.119, which was above the midpoint of AEP’s earnings guidance at the beginning of the year. This resulted in annual incentive funding of 119.0 percent of the target award pool for all employees. This result was calculated by interpolation between a 100 percent of target payout at EPS of $3.10 and a 200 percent of target payout at EPS of $3.20. Because the Company experienced a fatal employee accident, a 10 percent reduction was applied to the annual incentive funding for all officers. As a result of the negative fatality adjustment and the relatively strong performance of our business units against their incentive goals, which reduced the incentive funding available for the corporate officer group, the overall annual incentive funding for AEP’s executive officers was 97.8 percent of target for 2011.

For 2011, GAAP earnings per share reported in AEP’s financial statements was $0.90 per share higher than ongoing earnings, primarily because of a Texas Supreme Court decision resulting in a net-of-tax favorable adjustment related to recovery of stranded costs in Texas. Exhibit B to this proxy statement contains a reconciliation of ongoing and GAAP EPS.

Annual Performance Objectives.    For 2011, the HR Committee developed a balanced scorecard to tie annual incentive awards for AEP’s executive team to the company’s performance objectives for the year in four areas of performance: safety, operations, regulatory and strategic initiatives. The HR Committee uses this balanced scorecard because it mitigates the risk that executives will focus on one or a few overriding objectives, such as short term financial perform-

ance, to the detriment of other objectives. The weightings of those targets are determined by the HR Committee. The threshold, target and maximum payout levels are determined by the HR Committee and are set forth with 2011 actual results and scores, in the table below. We more fully explain the measures and the reasons we chose the measures in the text following the table.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
FUNDING - Ongoing EPS	NA	$3.00	$3.10	$3.20	$3.119	119.0%
Deductions
Fatality Adjustment	NA	+10% of composite score for year without a fatality or -10% (20% swing) if there is a fatality			1 fatality	-10% (-.110)
PERFORMANCE
Safety
Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	10%	1.12	0.97	0.84	1.00	80.08%
Severity Rate (the number of lost and restricted duty days due to Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	15%	22.94	19.94	17.34	23.07	0.0%
Contractor Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours for major AEP contractors)	5%	1.95	1.7	1.44	1.52	169.2%
Operations
Wires Reliability – SAIDI (System Average Incident Duration Index, excluding major storm days)	15%	198.2 minutes	188.8 minutes	179.4 minutes	227.9 minutes	0.0%
Generating Fleet Availability – Effective forced outage rate (EFOR) relative to budget	10%	12.11%	10.61%	9.61%	9.03%	200.0%
Planned Generating Plant Outage Performance	5%	65%	75%	90%	81.0%	140.0%
Regulatory
Rate Recovery – The score for this measure is determined subjectively by the HR Committee based on: • Progress towards Transco approvals and successful achievement of regulatory objectives in other filings, and • The total dollar value of improvement in AEP’s rate recovery vs. the total 2011 budget for rate recovery	20%	This is a subjective measure scored at 1.5 because rate recovery exceeded target, and we succeeded in obtaining regulatory approvals for Transcos in several jurisdictions.			Not Applicable	150%
Strategic Initiatives
Turk Plant Completion Progress – The score for this measure is determined subjectively by the HR Committee based on: • Achievement of major 2011 objectives for the Turk Plant, including timely and successful completion of construction milestones, permitting, public outreach, and communications	10%	This is a subjective measure scored at 2.0 because we settled all legal challenges regarding the Turk Plant allowing for completion of its construction.			Not Applicable	200.0%
Transmission Project Earnings	5%	90% of Budget	100% of Budget	110% of Budget	121% of Budget	200.0%

Strategic Initiative Milestones – The score for this measure is determined subjectively by the HR Committee based on specific milestones related to the development of transmission investment opportunities	5%	This is a subjective measure scored at 2.0 because the development of our transmission business and related capital investment substantially exceeded targets.			Not Applicable	200.0%

Safety.    With safety as an AEP core value, maintaining the safety of AEP employees, customers and the general public is always our primary consideration. Accordingly, safety measures comprised 30 percent of the 2011 scorecard. We measure this using employee and contractor recordable case rate in accordance with the methodology prescribed by the Occupational Safety and Health Administration (OSHA) for recordable incidents. We also measure the incident severity rate portion by the number of lost and restricted duty work days per 200,000 work hours. In addition to these safety measures, the HR Committee also established a fatality adjustment for 2011, which is discussed below.

Operations.    The HR Committee tied 30 percent of the scorecard to the operating performance of AEP’s assets. This category measures the reliability of our wires assets, the equivalent forced outage rate for our generating plants and our performance on planned generating plant outages. The reliability measure is the system average incident duration index (SAIDI), which is a standard measure in our industry. The equivalent forced outage rate is an indicator of the extent to which our plants ran reliably during the year.

Regulatory.    Investments in our business depend on obtaining satisfactory and appropriate rates of return on our regulated businesses in all the jurisdictions in which we operate. Therefore, the HR Committee tied 20 percent of the scorecard to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. In 2011, AEP secured over $235 million in additional rate recovery related to increased costs and approved increases in the Company’s rate base.

Strategic Initiatives.    The remaining 20 percent of the executive council scorecard was tied to strategic initiatives for 2011, which were progress towards completion of the Turk Plant (10 percent), Transmission Project Earnings (5 percent) and milestones primarily related to development of transmission investment opportunities (5 percent).

The above balanced scorecard goals were maintained throughout the year and produced an overall score of 113.5 percent of target for 2011 before application of the EPS Funding Factor and Deductions as described below.

EPS Funding Factor.    In order to allocate the award pool created by AEP’s EPS to each incentive group (typically a business unit or operating company), the resulting scores are divided by the weighted average performance score for all groups. For 2011 the average performance score for all groups in AEP’s annual incentive compensation program was 124.2 percent of target. The maximum EPS and Gross Composite scores are 200.0 percent of target. The chart below shows the calculation of the overall performance score for the named executive officers.

Scorecard Result		EPS Score		Average Performance Score		Gross Composite Score
113.5%	×	119.0%	÷	124.2%	=	108.7%

Deduction.    The HR Committee established a fatality adjustment for 2011 that would have added 10 percent of the Gross Composite Score above in the event of a fatality free year or deducted 10 percent in the event of a fatal work-related employee accident. Unfortunately, a fatal employee accident occurred in our River Operations unit in 2011. The impact of the fatality deduction is shown in the table below:

Overall Performance Score		Fatality Deduction		Final Performance Score
108.7%	-	10.9%	=	97.8%

2011 Individual Award Calculations.    The calculated annual incentive opportunity is shown in the chart below for each named executive officer. The annual incentive award opportunity for executives who had promotions in the year is the sum of the pro rata opportunities they had for the year. This is the starting point for determining annual incentive awards. The HR Committee then evaluates the individual performance of each named executive officer to determine the actual awards, which are also shown in the table below for 2011.

Name	2011 Base Earnings		Annual Incentive Target %		Final Performance Score		Calculated Annual Incentive Opportunity	2011 Actual Awards
Michael G. Morris	$1,304,702	x	115%	x	97.8%	=	$1,467,398	$1,500,000

Nicholas K. Akins	$658,896	x	95%	x	97.8%	=	$612,180
	$103,846	x	110%	x	97.8%	=	$111,718

							$723,898	$750,000

Brian X. Tierney	$528,173	x	75%	x	97.8%	=	$387,415
	$70,654	x	80%	x	97.8%	=	$55,280

							$442,695	$450,000

Robert P. Powers	$529,258	x	75%	x	97.8%	=	$388,210
	$75,000	x	80%	x	97.8%	=	$58,680

							$446,890	$450,000

Carl L. English	$574,738	x	75%	x	97.8%	=	$421,571	$421,571

D. Michael Miller	$409,808	x	65%	x	97.8%	=	$260,515	$260,515

Susan Tomasky	$312,912	x	70%	x	97.8%	=	$214,219	$214,219

The HR Committee believes that annual incentive compensation should not be based purely on a formulaic calculation, such as that shown in the Calculated Annual Incentive column above, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. Based on recommendations from each executive officer’s manager focusing on the subjective evaluation of their individual performance and contribution, particularly with respect to the executive council scorecard goals, the HR Committee approved the annual incentive awards shown in the Actual Awards column for 2011.

Long-Term Incentive Compensation.    AEP annually reviews the mix of long-term incentive compensation it provides its executives. For the 2011 award cycle, the HR Committee granted 60 percent of the grant date value of long-term incentive awards as performance units and 40 percent of this value as restricted stock units (RSUs). This was a change from past practice in which the HR Committee granted 100 percent of the grant value of its annual long-term incentive awards as performance units. RSUs were added to:

•	Better reflect the mix and diversity of long-term incentive awards provided by the companies in AEP’s Compensation Peer Group, and

•	Provide a more consistent retention incentive during periods of economic instability.

Both the 2011 performance unit and restricted stock unit awards were granted with change in control provisions that include a double trigger that provides earlier vesting of awards only if both a change in control and a separation from service under defined circumstances occurs. The restricted stock unit awards granted for 2011 also included a two year post-retirement holding requirement for senior executives who are subject to mandatory retirement, which included Messrs. Morris and English in 2011.

The HR Committee grants long-term incentive awards on an annual year-end award cycle. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as

AEP’s current stock price itself, when determining the number of shares, units or options to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Award guidelines for each salary grade established by the HR Committee, which creates an overall award pool that AEP management and the HR Committee use in determining awards,

•

Individual performance assessments. However, any positive discretionary adjustments based on individual performance must generally be offset by negative adjustments for other individuals to avoid exceeding the above award pool,

•

The individual executive’s total direct compensation relative to market competitive compensation for his or her position as shown in the annual executive compensation study conducted by the HR Committee’s executive compensation consultant, and

•	The executive officer’s future potential for advancement.

The HR Committee also regularly reviews tally sheets for the named executive officers that show the potential future payout of outstanding equity awards. These tally sheets show the extent to which the value of the potential payout from all outstanding equity awards is linked to changes in AEP’s stock price and the value likely to be paid from all outstanding equity awards taking Company performance into consideration. The tally sheets also show whether the value that executive officers have already received from vested equity awards is so large as to significantly reduce the need for or effectiveness of any future equity awards. The HR Committee may reduce equity awards to any or all executives if they were to find that any of these considerations or any other consideration warrant doing so.

Performance Units.    The HR Committee granted performance unit awards for a 2011 – 2013 performance period to each named executive officer shown in the 2011 Long-Term Incentive Award table below. Dividends are reinvested in additional performance units, but those additional performance units are subject to the same performance measures and vesting requirments as the underlying performance units. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout; however, the maximum score for each performance measure is 200 percent. For further information on these awards, see the description under 2011 Stock Award Grants beginning on page 53.

Performance Measures for 2011 – 2013 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$8.73 (30% payout)	$9.70 (100% payout)	$10.67 (200% payout)

3-Year Total Shareholder Return vs. S&P Electric and Multi-Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

On December 31, 2011 performance units granted for the 2009 – 2011 performance period vested. The combined score for the 2009-2011 performance period was 89.8 percent of target. See page 58 under the Option Exercises and Stock Vested Table for additional information about the vesting of these performance units.

Restricted Stock Units.

The HR Committee also granted 40 percent of the grant date value of the company’s 2011 long-term incentive awards as RSUs. These RSUs vest over a forty month period, subject to the execu-

tive’s continued employment, in three approximately equal installments on May 1, 2012, May 1, 2013 and May 1, 2014, respectively. Dividends are reinvested in additional RSUs, but those additional RSUs vest at the same time as the underlying RSUs vest. For further information on these awards, see the description under 2011 Stock Award Grants beginning on page 53.

2011 Long-Term Incentive Awards

Name	Number of Performance Units Granted	Number of Restricted Stock Units Granted	Total Units Granted
Mr. Morris	90,000	60,000	150,000
Mr. Akins	19,026	12,684	31,710
Mr. Tierney	20,328	13,552	33,880
Mr. Powers	19,026	12,684	31,710
Mr. English	25,410	16,940	42,350
Mr. Miller	15,246	10,164	25,410
Ms. Tomasky	16,938	11,292	28,230

These performance units and RSUs provide total direct compensation opportunities to executives that are on average within the market competitive range. Differences between the awards for individual executives primarily reflect differences in salary grade as of December 2010. Mr. Akins’ first long-term incentive award at the President and CEO level occurred in January 2012.

Stock Ownership Requirements.    The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies that benefit shareholders. Therefore, the HR Committee requires senior executives (47 individuals as of December 31, 2011) to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership level for each executive salary grade and periodically adjusts these levels. Executives are generally expected to achieve their stock ownership requirement within five years.

AEP’s stock ownership requirements are specified as a fixed number of shares and share equivalents for executives in each salary grade. As of November 2011 the value of AEP’s stock ownership requirements were equal to 3.6 times the salary range midpoint for the CEO, 3.0 times the salary range midpoint for the CFO and COO positions, and 2.4 times the salary range midpoint for AEP’s General Counsel position. The highest minimum stock ownership requirement assigned to each of the named executive officers, except Ms. Tomasky who retired on July 31, 2011, and their holdings at December 31, 2011, are shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2011 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2011
Mr. Morris(1)	109,300	452,082
Mr. Akins(2)	35,300	94,704
Mr. Tierney(2)	52,700	114,660
Mr. Powers(2)	52,700	122,955
Mr. English(1)	62,900	95,252
Mr. Miller(1)	35,300	32,130

(1)	AEP’s Stock ownership requirements ceased to apply for Messrs. Morris, English and Miller effective January 1, 2012 due to their December 31, 2011 retirement.
(2)	The stock ownership requirement for Messrs. Akins, Tierney and Powers were increased, effective January 1, 2012 to 109,300, 62,900 and 62,900, respectively.

If a participant has failed to meet their minimum stock ownership requirement, that executive’s performance units are mandatorily deferred into AEP Career Shares to the extent necessary to meet such requirement. AEP Career Shares are phantom stock units whose rate of return is equivalent to the total return on AEP stock with dividends reinvested. In addition, to the extent an executive has not met their minimum stock ownership requirement within five years of the date it was assigned, the executive is subject to mandatory deferral into AEP Career Shares of up to 50 percent of their annual incentive compensation award. AEP Career Shares are not paid to participants until after their AEP employment ends.

Benefits.    AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans, as well as a Stock Ownership Requirement Plan that AEP maintains to provide a tax deferred method for senior executives to meet their minimum stock ownership requirements. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction until such benefits are paid, but the HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees; that these benefits are prevalent among similar companies; and that these benefits, or a similar value of other compensation or benefits, is a part of a market competitive total rewards package.

The non-qualified plans also provide contractual benefits such as the starting balance credit of $2,100,000 and an increased credit rate under AEP’s pension program that Mr. Morris negotiated as part of his employment contract when he joined AEP. The increased pension benefits were provided to Mr. Morris to replace pension benefits that he otherwise could have earned from his prior employer. To offset pension benefits that they would have been able to earn from prior employers due to their length of service to those companies, Mr. Powers negotiated additional years of credited service and Mr. English negotiated an increased crediting rate in AEP’s non-qualified pension plan. No additional retirement benefits were provided to Mr. Akins as the result of his promotion to President and CEO. Ms. Tomasky also negotiated 20 years of additional service credit under AEP’s pension program in addition to her actual years of service with AEP.

The HR Committee limits both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because they believe that compensation over certain limits and certain types of compensation should not be further enhanced by including it in retirement benefit calculations. Therefore:

•	Long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

For executives who relocate, it is AEP’s practice to offer relocation assistance to offset their moving expenses. This policy enables AEP to obtain high quality new hires and to relocate internal candidates as needed. None of AEP’s executive officers relocated in 2011.

Perquisites.    AEP provides limited perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer.

During 2011 the Company provided personal use of corporate aircraft to Mr. Morris. While corporate aircraft provide enhanced security, travel flexibility and reduced travel time, which benefits the Company, the HR Committee is also sensitive to concerns regarding the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee generally prohibited personal use of corporate aircraft that has an incremental cost to the Company, except for Mr. Morris, who negotiated the use of corporate aircraft for personal travel as part of his employment agreement. However, the HR Committee has offset Mr. Morris’ compensation opportunity by an amount approximating the incremental cost to the Company of his personal use of corporate aircraft above that of other CEOs in AEP’s Compensation Peer Group. This benefit expired with Mr. Morris’ retirement and has not been provided to Mr. Akins. Taxes are withheld on the value of executive personal use of corporate aircraft in accordance with IRS standards. AEP does not provide a gross-up for these taxes.

The Company allows spouses to accompany executives on business trips using corporate aircraft if there is no incremental cost to the Company. Taxes are withheld on the value of executive spouse travel on corporate aircraft in accordance with IRS standards, and AEP does not provide a gross-up for these taxes.

AEP provides executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services. AEP does not provide a gross-up for these taxes.

Other Compensation Information

Recoupment of Incentive Compensation.

The Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The executive from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this clawback policy in February 2007, and the HR Committee has directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on AEP to obtain reimbursement of such compensation. AEP may also retain any deferred compensation previously credited to the executive if, when, and to the extent that it otherwise would become payable. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct in the course of employment by AEP or otherwise based on applicable legal considerations.

Role of the CEO with Respect to Determining Executive Compensation.    The HR Committee has invited the CEO and all directors to attend HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The Chairman of the Board and the HR Committee Chairman have the authority to call meetings of the HR Committee.

The CEO has assigned AEP’s Senior Vice President – Shared Services, Vice President – Human Resources and Director – Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Richard Meischeid of Pay Governance, LLC) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Mr. Meischeid prior to meetings to review and finalize the meeting agenda and meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Mr. Meischeid in attendance. Likewise, Mr. Meischeid regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialog and exchange of ideas is important to the development and implementation of a successful executive compensation strategy. Neither Mr. Morris nor Mr. Akins obtained any outside compensation consulting services with respect to AEP’s executive compensation and benefits.

The CEO discusses the individual performance of all the named executive officers with the HR Committee and recommends their compensation to the HR Committee. The CEO also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

Change In Control Agreements.    The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives whose full support and sustained contributions in the course of a lengthy and stressful possible corporate transaction would be critical to the successful completion of a change in control. As of December 31, 2011 there were 21 executives who have change in control agreements.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. In consultation with its independent executive compensation consultant, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 or 3 multiples are the most common for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base salary and bonus for all of the named executive officers. Most of the other executives covered by change in control agreements have a lesser multiple of 2.0 times their base salary and target annual incentive award. All of our change in control agreements have a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20 percent excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. Participants with change in control agreements prior to November 2009, other than Mr. Akins, receive a payment that offsets the effect of the excise tax with a “gross-up” payment that reimburses executives for the excise tax on an after tax basis. However, the total benefit that an executive would receive by reason of the change in control will be reduced by up to 5 percent, if that reduction would avoid the excise tax. The gross-up payment to reimburse the executive for these excise taxes is no longer being included in change in control agreements entered into with new participants after October 2009. Mr. Akins voluntarily relinquished the reimbursement and gross-up for excise taxes in his change in control agreement in January 2012. The HR Committee also determined in January 2012 that change of control participants will become ineligible for the potential reimbursement of excise taxes and gross up payment if they are promoted, as a condition of such promotion.

In the event of a change in control, a pro-rata portion of outstanding performance units for performance periods beginning before 2011 would vest and would be paid at a target performance score. For performance periods beginning on or after January 1, 2011, a double trigger was added. This double trigger requires the termination of a participant’s employment under defined circumstances within one year after a change in control, in which case a pro-rata portion of their outstanding performance unit awards will vest and be paid at the target performance score.

All outstanding restricted stock unit awards granted effective December 7, 2010 vest in the event of a change in control. A double trigger was also added to restricted stock unit awards granted on or after this date. This double trigger requires that a participant’s employment be terminated under defined circumstances within one year after a change in control, in which case all of their outstanding restricted stock units will vest.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations.    AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced net cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and other employees remain eligible for an annual incentive award based on their eligible pay for the year, which reflects the portion of the year that they worked, if they separate from service prior to year-end due to their retirement; severance attributed to restructuring, consolidation or downsizing; or death.

A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination, other than for cause, after the executive reaches age 55 with five years of service or if a participant is severed. Messrs. Morris, English, Powers, and Miller were retirement eligible in 2011 and Ms. Tomasky retired from the Company on July 31, 2011.

A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of their death.

In 2011, executive officers were also entitled to one year of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing. In the event of their death, their spouse or the executor of their estate would be eligible for this benefit.

Insider Trading and Hedging.    The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Tax Considerations.    Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers, other than the Chief Financial Officer. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2011 was performance based and awarded by a committee of independent outside directors pursuant to the Senior Officer Incentive Plan (the SOIP), which was approved by shareholders, its deductibility is not subject to the Section 162(m) limit. The HR Committee established 0.75 percent of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure for the 2011 SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance in a way that is consistent with the requirements for tax deductibility by the Company under section 162(m) of the Internal Revenue Code. In no case did the annual incentive awards paid for 2011 exceed the maximum award provided under the SOIP.

Amounts paid to the named executive officers for vested performance units, which were granted under the shareholder approved Long-Term Incentive Plan, also are not subject to the deductibility limit because they are performance based.

AEP’s restricted shares and restricted stock units are not considered to be performance based under Section 162(m). Therefore, any amounts attributable to those restricted shares and units are not tax deductible if and to the extent that they cause the compensation of the covered executive officer to exceed $1,000,000 for the year.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, these payments are eligible for deduction. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

In addition, Sections 280G and 4999 of the Internal Revenue Code limit income tax deductions for the Company and impose excise taxes on named executive officers who receive payments in excess of a defined limit upon a change in control. As discussed under “Potential Payments upon Termination or Change in Control of the Company” on page 64, certain payments to the named executive officers may be reduced to a limited extent to avoid the imposition of the excise tax, but payments to the named executive officers in connection with a change in control may be subject to these taxes (and loss of tax deductions).

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on named executive officers whose deferred compensation fails to comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Human Resources Committee Report

Membership and Independence.    The HR Committee had five members in 2011. The Board has determined that each member of the HR Committee is an independent director, as defined by the NYSE listing standards. Each member of the HR Committee attends professional development training that addresses topics of specific relevance to public company compensation committees.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that executive officers and other key employees are compensated in a manner that is consistent with the Company’s business strategy, risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process.    The HR Committee operates under a written charter reviewed, modified and adopted annually by the Board. This charter is available on AEP’s web-site at www.AEP.com/investors/corporateleadersandgovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the CEO’s compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2011, including:

•	Overseeing the CEO succession,

•	Establishing annual and long-term performance objectives for senior executives,

•	Assessing the performance of the CEO, other senior executives and the Company relative to those established performance objectives,

•	Conducting an evaluation of Mr. Morris based on written comments from board members, senior AEP management, the CEO’s direct reports and the audit firm partner overseeing AEP’s external audit,

•	Determining the mix of base salary, annual incentive compensation and long-term equity based compensation to be provided to executives,

•	Reviewing the design of the Company’s long-term incentive program and changing the mix of long-term incentive awards to better meet the Company’s current needs,

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers,

•	Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for all senior executives,

•	Reviewing and approving the major elements of the Company’s benefits and perquisites,

•	Evaluating whether and how the design of the Company’s executive compensation programs and practices affect risk taking,

•	Reviewing, adjusting and approving the major terms of employment, change in control and any other special agreements with executives,

•	Reviewing the Company’s workforce safety efforts and results,

•	Reviewing the senior management succession plan, including succession candidates for the CEO position,

•	Reviewing and approving reports to shareholders regarding executive compensation, and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s customers, employees, and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2011 annual incentive compensation for all executive officers to measures that included employee safety, while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance,

•

The CEO’s individual performance, based, in part, on a leadership assessment that specifically covers integrity and ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and leadership of the board of directors,

•	Individual performance and compensation recommendations for other executive officers as assessed by the CEO and their direct manager,

•	Market competitive compensation survey information from the executive compensation study conducted by the HR Committee’s independent compensation consultant,

•	Succession planning,

•	Executive retention,

•	The responsibilities and experience of each senior officer,

•	Compensation history,

•	The impact salary changes may have on other elements of total rewards,

•	The impact of compensation on risk taking,

•	The expense implications of any changes, and

•	Tally sheets, showing multiple views of each of the named executive officer’s total compensation.

2011 Changes.    During 2011 the HR Committee changed the mix of awards to be issued for 2011 and future years under its long-term incentive program. The new mix provided 40 percent of the grant value of these awards in restricted stock units and 60 percent of the value in performance units, rather than 100 percent in performance units. This change was made to provide a stronger retention incentive and more market competitive compensation during both up and down cycles. This change also brings AEP’s long-term incentive award mix closer to that of the companies in AEP’s Compensation Peer Group. The restricted stock unit awards include a two year post retirement holding requirement for senior executives who are subject to mandatory retirement. This post retirement holding period was introduced to mitigate the risk created near the end of an executive’s career when many long-term incentive awards may lose some of their capacity to encourage decision making in the long-term interests of the Company.

In addition, the HR Committee changed the terms under which long-term incentive awards are granted effective for 2011 and future years to implement double trigger vesting in the event of a change in control of the Company. This double trigger requires that a participant’s employment be terminated under defined terms in the event of a change in control for these long-term incentive awards to vest.

The HR Committee’s Independent Compensation Consultant.    In January 2011 the HR Committee reengaged Pay Governance, LLC, with Richard Meischeid as its lead consultant, to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefit programs and practices. Mr. Meischeid is a nationally recognized executive compensation consultant. The HR Committee is authorized to retain and terminate consultants and advisors without management approval, and has the sole authority to approve their fees. Among other assignments, the HR Committee’s consultant provides an annual executive compensation study and a report on current executive compensation and benefits trends within the electric utility industry and among U.S. industrial companies in general. In 2011, the Company paid $107,621 for executive compensation consulting services provided to the HR Committee by Pay Governance.

The HR Committee annually assesses and discusses the independence of its executive compensation consultant. Because Pay Governance does not provide any services to AEP, other than the work it performs for the HR Committee, the HR Committee concluded that Pay Governance, LLC and Mr. Meischeid were independent.

The Committee also annually assesses the performance and objectivity of its executive compensation consultant and has consistently found that the advice provided was of a high quality, objective and appropriate for the Company. Pay Governance does not have any role in recommending director compensation. The HR Committee regularly holds executive sessions with Mr. Meischeid to help ensure that they receive full and independent advice and that he is not unduly influenced by AEP management.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in the Company’s proxy statement to be filed in connection with the Company’s 2012 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Lester A. Hudson, Jr., Chair

James F. Cordes

Ralph D. Crosby, Jr.

Thomas E. Hoaglin

Richard C. Notebaert

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and former Chief Executive Officer, our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and four other highly compensated executive officers, to whom we refer collectively as the named executive officers. Ms. Tomasky retired from the Company on July 31, 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Michael G. Morris—	2011	1,305,480	—	5,313,000	—	1,500,000	477,339	591,087	9,186,906
Chairman of the board	2010	1,270,442	—	5,321,150	—	1,579,785	341,768	512,969	9,026,114
and former Chief Executive Officer	2009	1,254,808	—	5,265,750	—	—	446,490	572,230	7,539,278

Nicholas K. Akins(6)—	2011	770,192	—	1,123,168	—	750,000	112,879	51,563	2,807,802
President and Chief Executive Officer	2010	515,056	—	2,429,269	—	365,000	114,757	35,161	3,459,243
	2009	451,731	—	857,866	—	—	129,664	61,652	1,500,913

Brian X. Tierney—	2011	601,660	—	1,200,030	—	450,000	131,605	46,533	2,429,828
Executive Vice President	2010	467,365	—	2,703,635	—	425,000	180,228	29,456	3,805,684
and Chief Financial Officer	2009	401,539	—	857,866	—	—	124,813	69,767	1,453,985

Robert P. Powers—	2011	606,731	—	1,123,168	—	450,000	392,240	57,639	2,629,778
Executive Vice President-	2010	523,844	—	2,763,712	—	420,961	511,871	34,569	4,254,957
Chief Operating Officer	2009	511,961	—	1,213,530	—	—	692,065	68,442	2,485,998

Carl L. English—	2011	575,000	—	1,500,037	—	421,571	120,668	43,369	2,660,645
Former Vice Chairman	2010	563,998	—	1,805,415	—	450,000	74,119	35,475	2,929,007
	2009	552,115	—	1,848,128	—	—	108,781	74,965	2,583,989

D. Michael Miller(7)—	2011	410,000	—	900,022	—	260,515	60,759	526,677	2,157,973
Former Senior Vice President and General Counsel	2010	356,885	—	828,940	—	210,000	154,873	16,806	1,567,504

Susan Tomasky—	2011	302,885	—	999,907	—	214,219	555,245	982,965	3,055,221
Former President AEP Transmission	2010	523,844	—	1,203,610	—	300,000	689,992	34,566	2,751,942
	2009	511,961	—	1,221,052	—	—	1,009,187	64,060	2,806,260

(1)	Amounts in the salary column are composed of executive salaries paid for the year shown, which include additional days of pay earned for years with more than the standard 260 calendar work days and holidays.
(2)

The amounts reported in this column reflect the total grant date fair value, calculated in accordance with FASB ASC Topic 718, of performance units and restricted stock units granted under our Long-Term Incentive Plan. See Note 14 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts. The restricted stock units vest over a forty month period. The value realized for the performance units, if any, will depend on the Company’s performance during a three-year performance and vesting period. The potential payout can range from 0 percent to 200 percent of the target number of performance units. Therefore, the maximum amount payable is equal to 200 percent of the target award. The target value of performance units, which is the value reflected in this column, was $3,187,800 for Mr. Morris, $673,901 for Mr. Akins, $720,018 for Mr. Tierney, $673,901 for Mr. Powers, $900,022 for Mr. English, $540,013 for Mr. Miller and $599,944 for Ms. Tomasky. The maximum amount payable (200% of target) would be $6,375,600 for Mr. Morris, $1,347,802 for Mr. Akins, $1,440,036 for Mr. Tierney, $1,347,802 for Mr. Powers, $1,800,044 for Mr. English, $1,080,026 for Mr. Miller and $1,199,888 for Ms. Tomasky. For further information on these awards, see the Grants of Plan-Based Awards Table on page 52 and the Outstanding Equity Awards at Fiscal Year-End Table on page 56. For Messrs. Morris, English and Miller, two-thirds of the 2011 performance unit awards and one-third of the 2010 performance unit awards were cancelled upon their retirement on December 31, 2011. For Ms. Tomasky, 29/36th of the 2011 performance unit awards, 17/36th of the 2010 performance unit awards, and 5/36th of the 2009 performance unit awards were cancelled upon her retirement on July 31, 2011. In addition, for Messrs. Morris and English, seventy percent of their restricted stock unit awards were cancelled upon their retirements and the remainder were vested, but are subject to a two year holding requirement. One hundred percent of Mr. Miller’s restricted stock unit awards were cancelled upon his retirement on December 31, 2011. For Ms. Tomasky, 17.5 percent of her restricted stock unit awards vested and the remainder were cancelled upon her July 31, 2011 retirement.

The 2010 amounts also include 41,380 restricted stock units awarded in August 2010 to each of Messrs. Akins, Powers and Tierney.
(3)	The amounts shown in this column are annual incentive awards made under the Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets annual incentive targets and performance criteria that are used after year-end to determine if and the extent to which executive officers may receive annual incentive award payments under this plan.
(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. The amount shown for Ms. Tomasky also includes the value of the payments made to her from the AEP Retirement Plan during 2011. See the Pension Benefits Table on page 59, and related footnotes for additional information. No named executive officer received preferential or above-market earnings on deferred compensation. See Note 7 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2011, for a discussion of the relevant assumptions.
(5)	A detailed breakout of the amounts shown in the All Other Compensation column for 2011 is shown below. These amounts include Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan.

For Mr. Morris, the amount shown for 2011 includes the aggregate incremental cost associated with his personal use of Company-provided aircraft of $488,806. This amount is the incremental cost to the Company for his personal use of Company-provided aircraft, including all operating costs such as fuel, a maintenance reserve for the hours flown, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights for Mr. Morris to attend outside board meetings for the public companies at which he serves as an outside director. In 2009, the HR Committee generally eliminated personal use of Company provided aircraft to the extent that such use has an incremental cost to the Company, except for Mr. Morris who negotiated this as part of his employment agreement.

For Mr. Miller, the amount shown for 2011 includes a $500,000 separation payment. During 2011, Mr. Miller assisted with the transition of the General Counsel position to his newly-hired successor and then retired. The Company provided this separation payment to offset a portion of the compensation Mr. Miller would have received had he remained employed with the Company and retired in June 2012 at age 65 as was originally intended when he became General Counsel. For Ms. Tomasky, the amount shown for 2011 includes $893,250 paid in connection with her retirement pursuant to a separation and release of all claims agreement containing, among other things, certain non-solicitation, confidentiality and cooperation obligations of Ms. Tomasky.

(6)	Mr. Akins was appointed President and Chief Executive Officer of the Company effective November 12, 2011. He was previously President.
(7)	Mr. Miller became an executive officer of AEP in 2010, so only his compensation for 2010 and 2011 is shown.

All Other Compensation for 2011

Type	Michael G. Morris	Nicholas K. Akins	Brian X. Tierney	Robert P. Powers	Carl L. English	D. Michael Miller	Susan Tomasky
Retirement Savings Plan Match	$4,484	$11,025	$9,773	$11,025	$11,025	$11,025	$11,025
Supplemental Retirement Savings Plan Match	85,262	29,337	22,910	35,110	21,894	15,612	16,201
Director Life and Accident Insurance	741	124	—	—	—	—	—
Financial Counseling and Tax Preparation	11,760	11,077	13,850	11,474	10,450	—	6,708
Vacation Payout	—	—	—	—	—	—	55,781
Personal Use of Executive Dining Room	34	—	—	30	—	40
Personal Use of Company Aircraft	488,806
Separation Payment	—	—	—	—	—	500,000	893,250

Grants of Plan Based Awards in 2011

The following table provides information on plan based awards granted in 2011 to each of our named executive officers.

Name	Grant Date Approval(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards(6) ($)
			Threshold ($)	Target ($)	Maximum (3) ($)	Threshold (#)	Target (#)	Maximum (#)
Michael G. Morris
2011 Senior Officer Incentive Plan			—	1,500,407	3,000,814
2011 – 2013 Performance Units	12/7/10	1/1/2011				13,500	90,000	180,000		3,187,800
Restricted Stock Units	12/7/10	1/1/2011							60,000	2,125,200
Nicholas K. Akins
2011 Senior Officer Incentive Plan			—	740,182	1,480,364
2011 – 2013 Performance Units	12/7/10	1/1/2011				2,854	19,026	38,052		673,901
Restricted Stock Units	12/7/10	1/1/2011							12,684	449,267
Brian X. Tierney
2011 Senior Officer Incentive Plan			—	452,653	905,307
2011– 2013 Performance Units	12/7/10	1/1/2011				3,049	20,328	40,656		720,018
Restricted Stock Units	12/7/10	1/1/2011							13,552	480,012
Robert P. Powers
2011 Senior Officer Incentive Plan			—	456,943	913,885
2011– 2013 Performance Units	12/7/10	1/1/2011				2,854	19,026	38,052		673,901
Restricted Stock Units	12/7/10	1/1/2011							12,684	449,267
Carl L. English
2011 Senior Officer Incentive Plan			—	431,054	862,108
2011– 2013 Performance Units	12/7/10	1/1/2011				3,812	25,410	50,820		900,022
Restricted Stock Units	12/7/10	1/1/2011							16,940	600,015
D. Michael Miller
2011 Senior Officer Incentive Plan			—	266,375	532,750
2011– 2013 Performance Units	12/7/10	1/1/2011				2,287	15,246	30,492		540,013
Restricted Stock Units	12/7/10	1/1/2011							10,164	360,009
Susan Tomasky
2011 Senior Officer Incentive Plan			—	219,038	438,076
2011– 2013 Performance Units	12/7/10	1/1/2011				2,541	16,938	33,876		599,944
Restricted Stock Units	12/7/10	1/1/2011							11,292	399,963

(1)	On December 7, 2010 the HR Committee and the independent members of the board approved performance unit awards and restricted stock units, effective January 1, 2011, under our Long-Term Incentive Plan. The performance and vesting period for performance unit awards is January 1, 2011 through December 31, 2013. The restricted stock units vest in three equal installments on May 1, 2012, May 1, 2013 and May 1, 2014.
(2)	Consists of potential payouts under the Senior Officer Incentive Plan (SOIP), which are based on base salary paid during the year.
(3)	The amount shown in this column represents 200 percent of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executives and other employees. Awards under the SOIP were also capped in aggregate at 0.75 percent of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes. In addition, the maximum award payment to any SOIP participant for any year is the lesser of:
(i)	$6,000,000 or
(ii)	400 percent of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.
(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2011 – 2013. For further information on these awards, see the description under 2011 Stock Award Grants below. For Messrs. Morris, English and Miller, two-thirds of the 2011 performance unit awards were cancelled upon their retirement on December 31, 2011.

(5)	Consists of restricted stock units awarded under the Long-Term Incentive Plan. These awards generally vest in three equal installments on May 1, 2012, May 1, 2013, and May 1, 2014. For Messrs. Morris and English, thirty percent of their restricted stock unit awards vested and the remainder were cancelled upon their retirement on December 31, 2011. Messrs. Morris’ and English’s vested shares are subject to a two year holding period. One hundred percent of Mr. Miller’s restricted stock unit awards were cancelled upon his retirement on December 31, 2011. For Ms. Tomasky, 17.5 percent of her restricted stock unit awards vested and the remainder were cancelled upon her July 31, 2011 retirement.
(6)	For performance units, the value is computed by multiplying the closing price of AEP common stock on December 7, 2010 ($35.42) by the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2011 through 2013 period and could vary from 0 percent to 200 percent of the target award plus reinvested dividends. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned. For restricted stock units, the value is computed by multiplying the closing price of AEP common stock on December 7, 2010 ($35.42) by the number of restricted stock units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

2011 Stock Award Grants.    Effective January 1, 2011, the named executive officers were granted long-term incentive awards as part of AEP’s regular annual grant cycle. These awards were granted with change in control provisions that include a double trigger that only provides earlier vesting of awards in the event of a change in control and a covered separation from service. Of these awards, 60 percent were granted in the form of performance units for the 2011-2013 three-year performance period and generally vest, subject to the participant’s continued AEP employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units.

The 2011-2013 performance units are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the electric utility and multi-utility companies included in the S&P 500 Index, and

•	Three-year cumulative earnings per share relative to a performance objective established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 40. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. Recipients must remain employed by AEP through the end of the vesting period to receive a payout unless they retire; are severed by the Company as part of a consolidation, restructuring or downsizing; or are terminated in conjunction with a change in control. In the event of a participant’s retirement or severance by the company, a prorated portion of their performance units will vest. This portion is calculated as the number of months of the vesting period that the participant actively worked divided by the total number of months of the vesting period. In the event a participant’s employment is terminated in conjunction with a change in control, then all of the performance units will vest. Each performance unit that is vested and earned is paid out or deferred with a value equal to the average closing price of AEP common stock for the last twenty trading days of the performance period.

The remaining 40 percent of AEP’s long-term incentive awards were granted in the form of restricted stock units (RSUs) that generally vest, subject to the executive officer’s continued employment, in three equal installments on May 1, 2012, May 1, 2013 and May 1, 2014. Recipients must remain employed by AEP through the vesting date to receive a payout for the RSUs that vest on such date unless they retire pursuant to AEP’s mandatory officer retirement policy at age 65; are severed by the Company as part of a consolidation, restructuring or downsizing; or are terminated in conjunction with a change in control. In the event of a participant’s retirement pursuant to

AEP’s mandatory retirement policy or severance by the company, a prorated portion of their RSUs will vest. This portion is calculated as the number of months of the vesting period that the participant actively worked divided by the total number of months of the longest vesting period less the portion of the RSUs originally granted that have already vested. RSUs that vest pursuant to the mandatory retirement policy, less shares withheld for taxes, are subject to a two year post-retirement holding period. The RSUs that vested for Messrs. Morris and English are subject to this holding period. In the event a participant’s employment is terminated in conjunction with a change in control, then all of these RSUs will vest.

2011 Non-Equity Incentive Compensation.    For 2011 the HR Committee established the following annual incentive targets for the named executive officers:

•	115 percent of base salary for Mr. Morris,

•	95 percent of base salary for Mr. Akins,

•	75 percent of base salary for Messrs. Tierney, Powers and English,

•	65 percent of base salary for Mr. Miller, and

•	70 percent of base salary for Ms. Tomasky.

The incentive targets for Messrs. Akins, Tierney and Powers were increased effective November 12, 2011 to 110 percent, 80 percent and 80 percent, respectively. Actual awards generally may vary from 0 percent to 200 percent of the annual incentive target.

The HR Committee set target funding for the 2011 annual incentive compensation program at $3.10 per share, the midpoint of the Company’s publicly disclosed ongoing earnings guidance of $3.00 to $3.20 per share. In 2011 AEP reported ongoing earnings per share (EPS) of $3.12, which was above the midpoint of AEP’s earnings guidance for the year and resulted in a score of 119.0 percent of target. For 2011, GAAP EPS reported in AEP’s financial statements was $0.90 per share higher than ongoing earnings, primarily because of to a Texas Supreme Court decision that resulted in a net-of-tax favorable adjustment related to stranded costs in Texas. Exhibit B to this proxy statement has a reconciliation of ongoing and reported EPS for 2011.

For 2011 the HR Committee again used an executive council scorecard with four performance categories: safety, operating performance, regulatory performance and strategic initiatives. The HR Committee also established a fatality adjustment for 2011 that increased or decreased the overall score for all executive officers by 10 percent depending on whether AEP experienced a fatal work related employee accident. Since AEP experienced a fatal work related accident in 2011, a 10 percent score reduction was applied.

Due to the above target EPS score, the negative fatality adjustment and the relatively strong performance of our business units against their incentive goals, which reduced the incentive funding available for the corporate officer group, the overall annual incentive funding for AEP’s executive officers was 97.8 percent of target for 2011.

The HR Committee then allocated annual incentive awards from this funding pool to the executive officers, other than Messrs. Morris and Akins, based on a subjective assessment of each executive’s performance. The independent members of the Board also determined the annual incentive award for Messrs. Morris and Akins for 2011 based on a subjective assessment of their performance. The 2011 annual incentive awards are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and reflect adjustments above and below the 97.8 percent of target score based on these assessments of individual performance.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting and has been submitted to shareholders for approval at this meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer. For further information, see page 36.

Employment Agreements.    The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004. The Agreement awarded Mr. Morris a nonqualified stock option grant of 149,000 shares and 200,000 restricted shares, payable in three approximately equal installments, as a replacement for certain long-term compensation that he forfeited from his prior employer in order to accept employment with the Company. These restricted shares vested in three equal installments on November 30 of 2009, 2010 and 2011.

Pursuant to the terms of the Agreement, Mr. Morris was provided an opening balance in the AEP Supplemental Benefit Plan of $2.1 million. Mr. Morris vested in this plan in 20 percent increments on each of the first five anniversary dates of his employment. Mr. Morris is credited at the maximum rate permitted under the AEP Supplemental Benefit Plan (currently at 8.5 percent) on all eligible earnings. For further information, see note (2) under Pension Benefits on page 60.

The Agreement also provided Mr. Morris with coverage under the Company’s benefit programs available to its senior executives, including retiree medical coverage in effect as of the date of his retirement from the Company. In connection with Mr. Morris’ retirement as an employee of the Company, the Company has undertaken to pay or reimburse such portion of the costs Mr. Morris incurs for medical coverage for himself and his wife so that his cost for that coverage is equal to the amount he would have incurred had he qualified for retiree medical benefits under the Company’s medical plan.

The Company entered into an employment agreement with Mr. English that provided that his cash balance account under the AEP Supplemental Benefit Plan would be credited with the maximum rate permitted (currently at 8.5 percent) on all eligible earnings. For further information, see note (2) under Pension Benefits on page 60.

Mr. Powers and Ms. Tomasky each has an agreement with the Company, which credits them with 17 and 20 years, respectively, of additional service under AEP’s Supplemental Benefit Plan. For further information on these agreements, see note (3) under the Pension Benefits on page 60.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see page 65.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table provides information with respect to holdings of stock options, restricted stock, restricted stock units and performance units by the named executive officers at December 31, 2011.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
2010 – 2012 Performance Units(2)						113,997	4,709,216
2011 – 2013 Performance Units(2)						31,516	1,301,926
Nicholas K. Akins
2010 – 2012 Performance Units(2)						29,830	1,232,277
2011 – 2013 Performance Units(2)						19,987	825,663
Restricted Stock Units(3)				44,536	1,839,782
2011 Restricted Stock Units(4)				13,325	550,456
Brian X. Tierney
2010 – 2012 Performance Units(2)						38,678	1,597,788
2011 – 2013 Performance Units(2)						21,355	882,175
Restricted Stock Units(3)				44,536	1,839,782
2011 Restricted Stock Units(4)				14,237	588,130
Robert P. Powers
2010 – 2012 Performance Units(2)						40,609	1,677,558
2011 – 2013 Performance Units(2)						19,987	825,663
Restricted Stock Units(3)				44,536	1,839,782
2011 Restricted Stock Units(4)				13,325	550,456
Carl L. English
2010 – 2012 Performance Units(2)						38,678	1,597,788
2011 – 2013 Performance Units(2)						8,898	367,576
D. Michael Miller
2010 – 2012 Performance Units(2)						5,994	247,612
2011 – 2013 Performance Units(2)						5,339	220,554
Susan Tomasky
2010 – 2012 Performance Units(2)						20,413	843,261
2011 – 2013 Performance Units(2)						3,460	142,933

(1)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2011 ($41.31) by the target number of performance units including performance units resulting from reinvested dividends. The actual number of performance units credited upon vesting will be based on AEP’s performance over the applicable three year period.

(2)

AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. These awards generally vest at the end of the three year performance period. The performance units awarded for the 2009 – 2011 performance period vested at December 31, 2011 and are shown in the Options Exercises and Stock Vested table below. The awards shown for the 2010 – 2012 and 2011 – 2013 performance periods include performance units resulting from reinvested dividends. Messrs. Morris, English and Miller retired effective December 31, 2011 and Ms. Tomasky retired as of July 31, 2011, which resulted in vesting of a pro rata portion of their performance units but these awards will remain subject to the same performance criteria and payment date. The prorated portion that vests due to retirement is calculated as the number of months of the vesting period that the participant actively worked divided by the 36 months of the vesting period. For Messrs. Morris, English and Miller, this portion was 12/36th of the 2011 – 2013 performance units and 24/36th of the 2010-2012 performance units. For Ms. Tomasky this portion was 7/36th of the 2011 – 2013 performance units and 19/36th of the 2010-2012 performance units.

(3)	These restricted stock units were granted on August 3, 2010, and include restricted stock units resulting from reinvested dividends. These units will vest, subject to the executive officer’s continued employment, in three equal installments, on August 3, 2013, August 3, 2014 and August 3, 2015, respectively. The market value of the restricted stock units reported in this column was computed using the closing price of AEP’s common stock on December 31, 2011 ($41.31).
(4)	These restricted stock units were approved by the HR Committee on December 7, 2010, effective January 1, 2011. They will vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2012, May 1, 2013 and May 1, 2014, respectively. The market value of the restricted stock units reported in column was computed using the closing price of AEP’s common stock on December 31, 2011 ($41.31). Messrs. Morris and English retired effective December 31, 2011 due to AEP’s mandatory retirement policy for officers, which resulted in the vesting of a pro rata portion of their 2011 restricted stock units, which are shown in the Options Exercises and Stock Vested table below. The shares issued when these restricted stock units vested are subject to a two year holding period.

Option Exercises and Stock Vested for 2011

The following table provides information with respect to the vesting of stock options, restricted shares and performance units granted to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Michael G. Morris	—	—	269,037	11,005,252
Nicholas K. Akins	—	—	29,888	1,234,673
Brian X. Tierney	—	—	29,888	1,234,673
Robert P. Powers	—	—	42,280	1,746,587
Carl L. English	—	—	69,729	2,880,505
D. Michael Miller	—	—	25,787	1,043,461
Susan Tomasky	—	—	38,659	1,587,987

(1)	This column includes performance units for the 2009 – 2011 performance period that vested on December 31, 2011. For Messrs. Morris, English and Miller and Ms. Tomasky, this column also includes restricted stock units that vested upon their retirements. For Mr. Morris, this column also includes 66,667 restricted shares that vested on November 30, 2011.
(2)	As is required, the value shown in this column for performance units is computed by multiplying the number of units by the market value of these units on the vesting date ($41.31). However, the actual value realized from these units was based on the previous 20-day average closing market price of AEP common stock as of the vesting date ($40.146). For a more detailed discussion of vesting of the performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 39. This column also includes 18,909, 5,339, and 10,763 restricted stock units, for Mr. Morris, Mr. English and Mr. Miller, respectively. All of these units vested on December 31, 2011 with a value of $41.31. Mr. Miller also had an additional 5,253 restricted stock units that vested on July 28, 2011 with a value of $37.16. In addition, this column includes 2,026 restricted stock units for Ms. Tomasky that vested upon her retirement on July 31, 2011 with a market value of $36.86 per share.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy.

Two equally weighted performance measures were established by the HR Committee for the 2009-2011 performance units when they were granted in December 2008:

•	Total Shareholder Return measured relative to the utility companies in the S&P 500 Index, and

•	Cumulative earnings per share measured relative to a target approved by the HR Committee.

The threshold, target and maximum payout levels are shown in the table below.

AEP’s total shareholder return for this performance period was at the 48th percentile of the utility companies in the S&P 500, which produced a score of 94.7 percent. AEP’s cumulative earnings per share were $8.888 for this performance period, compared to the target of $9.02. This produced an earnings per share score of 85.0 percent. The average of these two scores produced a composite score of 89.8 percent of the target award. These performance units vested on December 31, 2011 and were valued at the average closing price of AEP common stock for the last 20 days of the performance period, which was $40.146. The final score calculation for these performance measures is shown in the chart below.

2009 – 2011 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score

3-Year Cumulative Earnings Per Share	$7.92 (0% payout)	$9.02 (100% Payout)	$9.90 (200% Payout)	$8.888	85.0%	50%	42.5%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	48th Percentile	94.7%	50%	47.3%

Composite Result							89.8%

Pension Benefits for 2011

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Michael G. Morris	AEP Retirement Plan	8.0	$155,958	—
	AEP Supplemental Benefit Plan	8.0 (2)	4,677,704	—
Nicholas K Akins	AEP Retirement Plan	29.6	404,782	—
	CSW Executive Retirement Plan	29.6	324,170	—
Brian X. Tierney	AEP Retirement Plan	13.7	206,891	—
	AEP Supplemental Benefit Plan	13.7	687,493	—
Robert P. Powers	AEP Retirement Plan	13.5	439,195	—
	AEP Supplemental Benefit Plan	30.5 (3)	3,335,610	—
Carl L. English	AEP Retirement Plan	7.5	154,946	—
	AEP Supplemental Benefit Plan	7.5 (2)	487,200	—
D. Michael Miller	AEP Retirement Plan	16.8	678,823	—
	AEP Supplemental Benefit Plan	16.8	799,680	—
Susan Tomasky(4)	AEP Retirement Plan	13.1	468,501	$16,423
	AEP Supplemental Benefit Plan	33.1 (3)	4,933,551	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2011, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at age 65 (or, for Mr. Tierney, Mr. Powers and Ms. Tomasky, retires at age 62, or for Mr. Miller, who previously reached age 62, retires at his current age, when unreduced benefits would be payable), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 4.55 percent, 4.40 percent and 4.40 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon the IRS 2012 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.25 percent and assumed mortality based on the 2012 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 4.55 percent, 4.40 percent and 4.40 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•

The present value of the accrued benefit is weighted based on 75 percent lump sum and 25 percent annuity (or 40 percent lump sum and 60 percent annuity for Mr. Powers, Mr. Miller and Ms. Tomasky, due to their eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each had an individual agreement that provided for annual credits at the maximum rate provided (currently 8.5 percent). If not for their agreements, their combined age and service would have entitled each of them to an annual credit of 5.5 percent (through December 31, 2004) and 7 percent (from 2005 through 2009) of eligible pay for each year prior to 2010 rather than the 8.5 percent maximum rate. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English for years prior to 2010, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan as of December 31, 2011 by $3,368,605 and $92,332, respectively.
(3)	Mr. Powers and Ms. Tomasky each have an agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $1,973,915 and $3,104,417, respectively.
(4)	Ms. Tomasky separated from service on July 31, 2011. As of August 1, 2011, Ms. Tomasky commenced payment of her benefit under the AEP Retirement Plan as a monthly life annuity of $3,285, with a contingent monthly survivor annuity payable to her spouse in the amount of $985, if he survives her. Ms. Tomasky’s lump sum benefit under the AEP Supplemental Benefit Plan was $3,944,487 as of December 31, 2011, and that amount plus interest at 4 percent was payable to her in February 2012.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. As of December 31, 2011, each of the named executive officers was vested.

In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (“Grandfathered AEP Participants,” which includes Mr. Tierney, Mr. Powers and Ms. Tomasky) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”), which was merged into the AEP Retirement Plan effective December 31, 2008.

Cash Balance Formula.    Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.	Company Credits. Each year, participant’s accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2011, the limit was $245,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2011, the interest rate was 4.19 percent.

Final Average Pay Formula.    Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit will no longer be affected by the participant’s subsequent service or compensation. Therefore, the final average pay normal retirement benefit for each of the Grandfathered AEP Participants was frozen as of December 31, 2010, based upon the participant’s then years of service times the sum of (i) 1.1 percent of the participant’s then high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5 percent of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions now included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP previously granted certain named executive officers additional years of credited service, an opening balance credit, special crediting rates and special vesting schedules under the AEP Supplemental Benefit Plan. These special items are further described under Employment Agreements on page 55.

As of December 31, 2011, each of the named executive officers was fully vested in their AEP Supplemental Benefit Plan benefit.

CSW Executive Retirement Plan.    The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits.

Nonqualified Deferred Compensation for 2011

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Michael G. Morris	SRSP	157,775	85,262	62,039	—	3,393,974
	SORP	—	—	1,198,379	—	7,975,314
Nicholas K. Akins	SRSP	39,115	29,337	14,055	—	464,118
	ICDP	—	—	(4,177)	—	170,768
	SORP	150,027	—	294,349	—	1,479,099
Brian X. Tierney	SRSP	50,912	22,910	235,358	—	1,512,093
	SORP	—	—	92,901	—	618,269
Robert P. Powers	SRSP	56,065	35,110	123,189	—	1,931,470
	ICDP	—	—	(25,038)	—	556,968
	SORP	—	—	262,608	—	1,747,679
Carl L. English	SRSP	29,192	21,894	20,926	—	554,007
	SORP	—	—	412,010	—	2,741,963
D. Michael Miller	SRSP	97,138	15,612	35,585	—	681,810
	SORP	—	—	50,255	—	334,449
Susan Tomasky	SRSP	31,460	16,201	43,063	—	1,552,867
	SORP	—	—	722,856	—	4,810,670

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” for the SRSP are reported in the Summary Compensation Table at either (i) Salary for 2011 or (ii) the Non-Equity Incentive Plan Compensation column for 2010.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the SRSP are reported in the Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth in the “Aggregate Balance at Last FYE” column for the SRSP include the SRSP amounts reported in the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns. In addition, the “Aggregate Balance at Last FYE” for the SRSP includes the following amounts previously reported in the Summary Compensation Table for prior years: $2,056,400 for Mr. Morris, $50,079 for Mr. Akins, $312,778 for Mr. Tierney, $354,061 for Mr. Powers, $354,428 for Mr. English and $257,981 for Ms. Tomasky. In addition, the “Aggregate Balance at Last FYE” for the SORP includes $150,625 for Mr. Akins previously reported in the Summary Compensation Table for a prior year.

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•	Participants can defer up to 50 percent of their base pay and annual incentive pay in excess of the IRS’ eligible compensation limit for qualified plans, which is $245,000 for 2011, up to $2,000,000.

•

The Company matches 100 percent of the participant’s contributions up to 1 percent of eligible compensation and 70 percent of the participant’s contributions from the next 5 percent of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120 percent of the applicable federal long-term rate with monthly compounding. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer payment of up to 80 percent of earned performance units.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions once prior to termination of employment. The withdrawal amount would be subject to a 10 percent withdrawal penalty. Participants may elect to take distributions from their account in the same manner as described above for the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. AEP Career Shares become payable in cash following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as described above for the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company. The amounts reported in the tables below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may enter into agreements or establish arrangements that provide additional or alternative benefits or amounts from those described below.

Severance.    AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) if the employee releases AEP from any and all claims. These severance benefits include:

•

A lump sum severance payment equal to two weeks of base pay for each year of Company service, except for Mr. Morris who would receive a severance payment equal to two times his annual base salary in the event of his severance pursuant to his employment agreement,

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first,

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first, and

•	Outplacement services, the incremental cost of which may be up to $28,000 for executive officers.

Severance-Eligible Employees who have enough severance pay (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

Although employees generally must be employed through year-end to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation, to the extent of their eligible earnings, for the year of their termination. The target award for these employees reflects their cumulative base earnings for the plan year, which will be less than a full year of base earnings to the extent that the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding performance units which the executive has held for at least six months. These prorated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives are eligible for continuation of financial counseling and tax preparation services one year following their termination up to a maximum annual incremental cost to the Company of $11,450.

Change In Control.    AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason.” Such termination must be within one year before or two years after the change in control. These agreements provide for:

•	A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program,

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code, and

•	Outplacement services.

The Company will reduce the lump sum change in control benefit payment for each of the named executive officers by up to 5 percent if that reduction would avoid the 4999 excise tax. In November 2009 the HR Committee revised the change in control agreements offered to new participants to eliminate the reimbursement for excise taxes. Mr. Akins also voluntarily relinquished the reimbursement and gross-up for excise taxes in his change in control agreement.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan with an effective date prior to January 1, 2011 provide that such awards will vest immediately upon a change in control. Long-Term Incentive Plan awards granted with an effective date on or after January 1, 2011, will vest upon a “Qualifying Termination” upon or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement at age 65 is explicitly excluded and “Cause” is defined more broadly to encompass:

(i)	Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner,

(ii)	Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP,

(iii)	Engagement in activities or conduct injurious to the best interest or reputation of AEP,

(iv)	Insubordination,

(v)	A violation of any material term or condition of any written agreement with AEP,

(vi)	Violation of any of AEP’s rules of conduct of behavior,

(vii)	Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment at AEP which is injurious to the best interest or reputation of AEP, or

(viii)	Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, certain types of long-term incentive awards are subject to special payment and valuation provisions if they vest upon a change in control as follows:

Stock Options – Participants with outstanding stock options are permitted to direct an advance exercise of any of their options and receive cash equal to the value received by other AEP shareholders as a result of the change in control transaction (less applicable tax withholdings).

Performance Unit Awards – The performance unit awards with an effective date prior to January 1, 2011 would be deemed to have been fully earned at 100 percent of the target score, and would be paid in a lump sum in cash upon a change in control. Performance units with an effective date on or after January 1, 2011 would be deemed to have been fully earned at 100 percent of the target score upon a “Qualifying Termination” (defined as described above for performance units issued on or after January 1, 2011) following a change in control. The value of each vested performance unit following a change in control or “Qualifying Termination” would be (1) if the payment is due upon a change in control that is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction, or (2), otherwise, the closing price of a share of AEP common stock on the date of the change in control (or Qualifying Termination, if applicable).

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer who was employed by AEP on December 31, 2011 under the hypothetical circumstances cited in each column and calculated in accordance with the methodology required by the SEC. Actual payments depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, the Company may enter into agreements or establish arrangements that provide additional benefits or amounts, or may alter the terms of benefits described below.

With respect to annual incentive compensation for the completed year, the calculated annual incentive opportunity is shown, which varies from the actual value paid, which is reported in the Summary Compensation Table on page 50, due to discretionary adjustments for individual performance

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. In addition, restricted stock unit awards granted effective on or after January 1, 2011 allow participants terminated due to disability to continue to vest as if their employment had continued.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2011

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement		Severance		For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($1,305,480)	$0		$2,610,960	(1)	$0	$3,903,385	$0
Annual Incentive for Completed Year(2)	$1,467,398		$1,467,398		$0	$1,467,398	$1,467,398
Other Payment for Annual Incentives(3)	$0		$0		$0	$4,488,893	$0
Long-Term Incentives:(4)
2010-2012 Performance Units(5)	$4,709,216		$4,709,216		$0	$7,063,845	$4,709,216
2011-2013 Performance Units(5)	$1,301,926		$1,301,926		$0	$3,905,737	$1,301,926
2011 Restricted Stock Units	$781,131	(6)	$781,131		$0	$2,603,811	$2,603,811
Benefits:
Health and Welfare Benefits(8)	$0		$638		$0	$638	$0
Financial Counseling	$11,450		$11,450		$0	$11,450	$11,450
Outplacement Services(9)	$0		$28,000		$0	$28,000	$0
Other
Change in Control Benefit Reduction(10)	$0		$0		$0	$0	$0
Tax Gross-up Upon Change In Control(11)	$0		$0		$0	$0	$0
Total Incremental Compensation And Benefits	$8,271,121		$10,910,719		$0	$23,473,157	$10,093,801

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2011

For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($900,000)	$0	$1,038,462	$0	$2,691,000	$0
Annual Incentive for Completed Year(2)	$723,898	$723,898	$0	$723,898	$723,898
Other Payment for Annual Incentives(3)	$0	$0	$0	$2,960,100	$0
Long-Term Incentives:(4)
2010-2012 Performance Units(5)	$0	$821,532	$0	$1,232,277	$821,532
2011-2013 Performance Units(5)	$0	$275,207	$0	$825,663	$275,207
Restricted Stock Units	$0	$272,563	$0	$1,839,782	$1,839,782
2011 Restricted Stock Units	$0	$165,116	$0	$550,456	$550,456
Benefits:
Health and Welfare Benefits(8)	$0	151,173	$0	151,173	55,323
Financial Counseling	$0	$11,450	$0	$11,450	$11,450
Outplacement Services(9)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(10)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(11)	$0	$0	$0	$5,070,247	$0
Total Incremental Compensation and Benefits	$723,898	$3,487,401	$0	$16,084,046	$4,277,648

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2011

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($612,333)	$0	$329,718	$0	$1,830,877	$0
Annual Incentive for Completed Year(2)	$442,695	$442,695	$0	$442,695	$442,695
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,464,701	$0
Long-Term Incentives:(4)
2010-2012 Performance Units(5)	$0	$1,065,178	$0	$1,597,788	$1,065,178
2011-2013 Performance Units(5)	$0	$294,045	$0	$882,175	$294,045
Restricted Stock Units	$0	$272,563	$0	$1,839,782	$1,839,782
2011 Restricted Stock Units	$0	$176,435	$0	$588,130	$588,130
Benefits:
Health and Welfare Benefits(8)	$0	$22,620	$0	$22,620	$110,367
Financial Counseling	$0	$11,450	$0	$11,450	$11,450
Outplacement Services(9)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(10)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(11)	$0	$0	$0	$3,501,313	$0
Total Incremental Compensation and Benefits	$442,695	$2,642,704	$0	$12,209,531	$4,351,647

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2011

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($650,000)	$0	$350,000	$0	$1,943,500	$0
Annual Incentive for Completed Year(2)	$446,890	$446,890	$0	$446,890	$446,890
Other Payment for Annual Incentives(3)	$0	$0	$0	$1,554,800	$0
Long-Term Incentives:(4)
2010-2012 Performance Units(5)	$1,118,344	$1,118,344	$0	$1,677,558	$1,118,344
2011-2013 Performance Units(5)	$275,207	$275,207	$0	$825,663	$275,207
Restricted Stock Units	$0	$272,563	$0	$1,839,782	$1,839,782
2011 Restricted Stock Units	$0	$165,116	$0	$550,456	$550,456
Benefits:
Health and Welfare Benefits(8)	$0	$4,687	$0	$4,687	$0
Financial Counseling	$11,450	$11,450	$0	$11,450	$11,450
Outplacement Services(9)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(10)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(11)	$0	$0	$0	$3,452,418	$0
Total Incremental Compensation and Benefits	$1,851,891	$2,672,257	$0	$12,335,204	$4,242,129

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2011

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement		Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($575,000)	$0		$176,923	$0	$1,719,250	$0
Annual Incentive for Completed Year(2)	$421,571		$421,571	$0	$421,571	$421,571
Other Payment for Annual Incentives(3)	$0		$0	$0	$1,289,438	$0
Long-Term Incentives:(4)
2010-2012 Performance Units(5)	$1,597,788		$1,597,788	$0	$2,396,682	$1,597,788
2011-2013 Performance Units(5)	$367,576		$367,576	$0	$1,102,729	$367,576
2011 Restricted Stock Units	$220,554	(6)	$220,554	$0	$735,153	$735,153
Benefits:
Health and Welfare Benefits(8)	$0		$22,620	$0	$22,620	$1,550
Financial Counseling	$11,450		$11,450	$0	$11,450	$11,450
Outplacement Services(9)	$0		$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(10)	$0		$0	$0	$0	$0
Tax Gross-up Upon Change In Control(11)	$0		$0	$0	$3,044,555	$0
Total Incremental Compensation and Benefits	$2,618,939		$2,846,482	$0	$10,771,448	$3,135,088

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2011

For D. Michael Miller

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($410,000)	$0	$268,077	$0	$1,225,900	$0
Annual Incentive for Completed Year(2)	$260,515	$260,515	$0	$260,515	$260,515
Other Payment for Annual Incentives(3)	$0	$0	$0	$796,835	$0
Long-Term Incentives:(4)
Unvested 2010-2012 Performance Units(5)	$247,612	$247,612	$0	$371,418	$247,612
Unvested 2011-2013 Performance Units(5)	$220,540	$220,540	$0	$661,621	$220,540
Restricted Stock Units(7)	$444,620	$444,620	$0	$444,620	$444,620
2011 Restricted Stock Units	$0	$132,316	$0	$441,067	$441,067
Benefits:
Health and Welfare Benefits(8)	$0	$2,648	$0	$2,648	$0
Financial Counseling	$11,450	$11,450	$0	$11,450	$11,450
Outplacement Services(9)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(10)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(11)	$0	$0	$0	$1,776,976	$0
Total Incremental Compensation and Benefits	$1,184,737	$1,615,778	$0	$6,021,050	$1,625,804

(1)	Mr. Morris’ employment agreement provided a severance benefit equal to two times his base pay in the event his employment would have been terminated not for cause, as defined therein.
(2)	Executive officers are eligible for an annual incentive award if they remain employed with AEP through year-end unless their employment is terminated for cause. The amount shown is the calculated annual incentive opportunity, as shown on page 39, but all annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the board pursuant to the award determination process described in the Compensation Discussion and Analysis.
(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2011.
(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718.
(5)	The target value of performance unit awards are shown. The actual value paid in the event of voluntary termination, retirement, severance or death, if any, will depend on the actual performance score for the full performance period. Any payments for awards under those circumstances are not paid until the end of the three year performance period. In the event of a change in control, awards would be paid at a target performance score as soon as administratively practical after the change in control.

(6)	The value shown in the Voluntary Termination or Retirement column for Messrs. Morris and English is the value of the portion of these restricted stock units that vested due to their mandatory retirement at age 65. The resulting shares are subject to a two year holding period.
(7)	The value shown in the Voluntary Termination or Retirement column for Mr. Miller is the value of the portion of these restricted stock units that vested due to his retirement.
(8)	The amount reported upon severance or a change in control represents the cost to the Company of providing subsidized medical and dental benefits at active employee rates for 18 months for those named executive officers who are not retirement-eligible. The amount reported upon death represents the present value of the cost to the Company of providing 50 percent subsidized medical coverage to the employee’s surviving spouse (until the spouse reaches age 65) and any surviving eligible dependent children (until each reaches age 26).
(9)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(10)	Represents a reduction in the lump sum change in control benefit payment of up to 5 percent that applies for an executive officer if that reduction would avoid excise taxes under Section 4999 of the Internal Revenue Code.
(11)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree in order to be eligible for change in control benefits. Effective January 1, 2012, Mr. Akins voluntarily relinquished this provision of his change in control agreement so he will not be entitled to this payment going forward.

The following table shows the value of previously earned and vested compensation and benefits as of December 31, 2011, that would have been provided to each named executive officer following a termination of his or her employment on December 31, 2011. For Ms. Tomasky, the amounts shown are the December 31, 2011 values of the compensation and benefits that she has and will receive due to her retirement on July 31, 2011. In all cases, these amounts were generally earned or vested over multiple years of service to the Company and only a portion is attributable to compensation for 2011.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2011

Name	Long-Term Incentives			Benefits
	Vested Stock Options (1)	Vested Performance Units (2)	AEP Career Shares (3)	Vacation Payout (4)	Post Retirement Benefits (5)	Deferred Compensation (6)
Michael G. Morris	$1,571,950	$7,578,774	$8,206,562	$117,995	$4,848,920	$3,393,974
Nicholas K. Akins	—	$1,234,673	$1,521,984	$88,269	$704,830	$634,886
Brian X. Tierney	—	$1,234,673	$636,215	$26,495	$628,458	$1,512,093
Robert P. Powers	—	$1,746,587	$1,798,348	$32,500	$3,179,354	$2,488,438
Carl L. English	—	$2,659,951	$2,821,473	$81,412	$621,755	$554,007
D. Michael Miller	—	$403,640	$344,154	$31,538	$1,620,816	$681,810
Susan Tomasky	—	$1,513,309	$4,950,136	$55,781	$4,629,369	$1,552,867

(1)	Represents the value that would have been realized had the named executive officer exercised his vested and outstanding stock options at the closing price of AEP common stock on December 31, 2011.
(2)	Represents the value of performance units that vested on December 31, 2011 calculated using the market value of these shares on December 31, 2011. However, the actual value realized from these shares in February 2012 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see page 58

(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan calculated using the market value of these shares on December 31, 2011. However, the actual value that would have been realized from these AEP share equivalents would have been determined using the previous 20-day average closing market price of AEP common stock as of the date of termination.
(4)	Represents accumulated but unused vacation.
(5)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, as applicable. For Messrs. Powers and Miller, who were eligible to receive AEP’s retiree medical, dental and life insurance benefits, it also includes the actuarial present value of these postretirement welfare benefits. For Mr. Morris, whose employment agreement entitles him to retiree medical benefits, it also includes the actuarial present value of such benefits
(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (3).

Upon his December 31, 2011 retirement Mr. Miller received a $500,000 payment, which is discussed in the notes to the All Other Compensation table on page 51.

In addition to the amounts shown above in Non-Incremental Post-Termination Compensation and Benefits on December 31, 2011, Ms. Tomasky has received or will receive the following compensation and benefits pursuant to her retirement:

•	A separation payment of $893,250 in connection with her separation and release of all claims agreement, which is included in the Summary Compensation Table on page 50;

•	An annual incentive award of $214,219 for 2011, which is also included in the Summary Compensation Table on page 50;

•

Payments for the 2010 – 2012 and 2011 – 2013 performance unit awards, if any, will be calculated based on the performance scores for these performance periods and prorated to reflect the 19 months and 7 months, respectively, of the 36 month performance and vesting periods that she was employed by AEP before she retired. The actual amount paid will depend on the performance score and will not be paid until the end of the three year performance period;

•

A prorated portion of the restricted stock unit awards granted to her effective January 1, 2011; prorated to reflect the 7 months of the 40 month performance and vesting periods that she was employed by AEP before she retired; which is included in the Options Exercised and Stock Vested for 2011 table and footnote (2) on page 58;

•	Outplacement services and one year of continued financial counseling services with maximum values of $28,000 and $11,450, respectively.

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 22, 2011 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Retainer Deferral Plan Stock Units(b)	Options Exercisable Within 60 Days	Total
N. K. Akins	—		139,170	—	—	139,170
D. J. Anderson	—		2,574	—	—	2,574
J. F. Cordes	—		8,301	—	—	8,301
R. D. Crosby, Jr.	—		20,965	—	—	20,965
C. E. English	26,952		68,300	—	—	95,252
L. A. Goodspeed	—		21,674	—	—	21,674
T. Hoaglin	1,000		15,693	—	—	16,693
L. A. Hudson, Jr.	1,853	(d)	39,779	—	—	41,632
D. M. Miller	23,799	(c)	8,331	—	—	32,130
M. G. Morris	253,424		198,658	—	149,000	601,082
R. C. Notebaert	—		2,574	—	—	2,574
L. L. Nowell III	—		25,108	—	—	25,108
R. P. Powers	21,561	(c)	119,730	—	—	141,291
R. L. Sandor	1,092		33,427	3,536	—	38,055
B. X. Tierney	40,486	(c)	92,510	—	—	132,996
S. Tomasky	5,361	(c)	119,829	—	—	125,190
S. Martinez Tucker	1,532	(e)	11,920	—	—	13,452
J. F. Turner	—		13,931	—	—	13,931
All directors, nominees and executive officers as a group (22 persons)	380,087	(f)	942,474	3,536	149,000	1,475,097

(a)	This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and held under AEP’s various executive benefit plans. Includes the following numbers of career shares: Mr. Morris, 198,658; Mr. Akins, 36,843; Mr. English, 68,300; Mr. Miller, 8,331; Mr. Powers, 43,533; Mr. Tierney, 15,401; Ms. Tomasky, 119,829; and all directors and executive officers as a group, 490,895.
(b)	This column reflects amounts held in the Retainer Deferral Plan for Non-Employee Directors.
(c)	Includes share equivalents held in the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan.
(d)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(e)	Includes 32 shares held by family members of Ms. Tucker over which she disclaims beneficial ownership.
(f)	Represents less than 1 percent of the total number of shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AEP’s executive officers, directors and persons who beneficially own more than 10 percent of AEP’s Common stock to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2011, AEP believes that all Section 16(a) filing requirements were met during 2011 except that Michael G. Morris, Nicholas K. Akins, Joseph M. Buonaiuto, Carl L. English, D. Michael Miller, Robert P. Powers and Brian X. Tierney did not timely report acquisitions of restricted stock units on January 2, 2011, although each of them reported their respective acquisitions shortly thereafter.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of February 29, 2012, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	30,452,463	(a)	6.31%
State Street Corporation. One Lincoln Street Boston, MA 02111	24,781,911	(b)	5.1%

(a)	Based on the Schedule 13G filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 30,452,463 shares and sole dispositive power for 30,452,463 shares.
(b)	Based on the Schedule 13G filed with the SEC, State Street Corporation, on behalf of its wholly-owned subsidiaries State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors LTD, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., LTD, State Street Global Advisors, Asia Limited and SSARIS Advisors LLC, reported that they have shared power to vote 24,781,911 shares and sole dispositive power for 24,781,911 shares.

Shareholder Proposals and Nominations

To be included in AEP’s proxy statement and form of proxy for the 2013 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2012.

Notice to nominate a director must include your name, address, and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com/investors/corporateleadersandgovernance. All such notices must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 14, 2012. The Assistant Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2013 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 30, 2013. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

These proxies are being solicited by our Board of Directors. The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the Internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $9,500, plus reasonable out-of-pocket expenses.

Exhibit A

AMERICAN ELECTRIC POWER COMPANY, INC.

SENIOR OFFICER INCENTIVE PLAN

ARTICLE I

INTRODUCTION AND PURPOSE

American Electric Power Company, Inc. previously adopted the American Electric Power System Senior Officer Annual Incentive Compensation Plan (the “Incentive Plan”) effective January 1, 1997. This document amends and restates the Incentive Plan effective as of February 28, 2012 (the date the changes made by this Incentive Plan by resolution of the Human Resources Committee were ratified by Board of Directors of the Company) (the “Effective Date”). Any changes made to the Incentive Plan by this document shall not affect Awards granted prior to the Effective Date. Grants of Awards under the Incentive Plan, as amended hereby, may be made on or after the Effective Date.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a) “Award” means an incentive award, which entitles a Participant to receive a payment from the Company or a Subsidiary pursuant to Article IV, subject to such terms and conditions as the Committee may prescribe.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

(d) “Committee” means the Human Resources Committee of the Board or such other committee or subcommittee as may be designated by the Board to oversee the Company’s executive compensation; provided that any such Committee shall consist of two or more persons, each of whom is an “outside director” within the meaning of Code Section 162(m).

(e) “Company” means American Electric Power Company, Inc., a New York corporation.

(f) “Covered Employee” means a Participant who the Committee determines meets the definition of a Covered Employee as defined in Code Section 162(m)(3).

(g) “Effective Date” is defined in Article I.

(h) “Participant” means a corporate officer of the Company or of a Subsidiary who is granted an Award by the Committee.

(i) “Performance-Based Compensation” means an Award that is intended to constitute “remuneration payable solely on account of the attainment of one or more or performance goals” or “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(j) “Performance Objective” is defined in Section 4.2.

(k) “Performance Period” is defined in Section 4.2.

(l) “Plan” means the American Electric Power System Senior Officer Incentive Plan, as set forth herein and as amended from time to time.

(m) “Subsidiary” means any corporation (other than the Company), limited liability company, partnership or other business organization of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III

ELIGIBILITY

Awards may be granted to any Participant from time to time by the Committee. The Committee shall determine the terms, conditions, and limitations applicable to each Award consistent with the Plan. Designation by the Committee as a Participant for an Award in one period shall not confer on such Participant the right to participate in the Plan for any other period.

ARTICLE IV

INCENTIVE AWARDS

Section 4.1. General.

(a)	Awards may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time an Award is made, shall specify the terms and conditions which govern the Award, which terms and conditions shall prescribe that the Award shall be earned only upon, and to the extent that, Performance Objectives as described in Section 4.2, are satisfied within a designated time.

(b)	Different terms and conditions may be established by the Committee for different Awards and for different Participants with respect to the same or different Performance Periods.

Section 4.2. Performance Objectives. The vesting and payment of Awards shall be contingent upon the degree of attainment of such performance goal(s) (the “Performance Objectives”) over such period (the “Performance Period”) as shall be specified by the Committee at the time the Award is granted. Performance Objectives will be established prior to or within the first ninety (90) days of each Performance Period (or within the first 25% of the Performance Period, if the Performance Period is shorter than 360 days).

The criteria for developing the Performance Objectives upon which payment or vesting of an Award intended to qualify for the exemption under Code Section 162(m) may be based shall be limited to one or more of the following, as determined by the Committee: (i) earnings measures: primary earnings per share; fully diluted earnings per share; net income; pre-tax income; operating income; earnings before interest, taxes, depreciation and amortization; net operating profits after taxes; income before income taxes, minority interest and equity earnings; income before discontinued operations, extraordinary items and cumulative effect of accounting changes, or any combination thereof; (ii) expense control: operations & maintenance expense; total expenditures; expense ratios; and expense reduction; (iii) customer measures: customer satisfaction; service cost; service levels; responsiveness; bad debt collections or losses; and reliability—such as outage frequency, outage duration, and frequency of momentary outages; (iv) safety measures: recordable case rate; severity rate; and vehicle accident rate; (v) diversity measures: minority placement rate and utilization; (vi) environmental measures: emissions; project completion milestones; regulatory/legislative/cost recovery goals; and notices of violation; (vii) revenue measures: revenue and margin; (viii) shareholder return measures: total shareholder return; economic value added; cumulative shareholder value added; return on equity; return on capital; return on assets; dividend payout ratio and cash flow(s)—such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof; (ix) valuation measures: stock price increase; price to book value ratio; and price to earnings ratio; (x) capital and risk measures: debt to equity ratio and dividend payout as percentage of net income; (xi) employee satisfaction; (xii) project measures: completion of key milestones; (xiii) production measures: generating capacity factor; performance against the Institute of Nuclear Power Operation index; generating equivalent availability; heat rates and production cost. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Performance Objectives may relate to attainment of specified objectives by the Participant or by the Company or one or more Subsidiaries, including a division or a department of the Company or of one or more Subsidiaries.

Section 4.3. Payment of Awards. An Award shall not become payable unless, after the expiration of the Performance Period, the Committee has certified either that the Performance Objectives with respect to such Award have been satisfied or the level of attainment of each Performance Objective. Unless otherwise expressly stated in the terms and conditions of a particular Award, the Committee retains the power, authority and discretion to reduce or eliminate, but not to increase, the amount calculated as payable under the terms of any Award in order to reflect other performance criteria. Payment of such Awards that have been certified shall be made to Participants in a single lump sum in cash at such time determined by the Committee, and generally no later than two and one-half months after the end of the Performance Period; provided that unless otherwise clearly specified in the terms and conditions of a particular Award, payment shall be made no later than 2-1/2 months after the end of the calendar year during which the Award became vested, or as soon as practical thereafter. In no event shall any Participant receive an Award payment or payments in any fiscal year that exceeds the lesser of (i) $6,000,000 or (ii) 400% of the Participant’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Award.

Section 4.4. Recoupment of Incentive Compensation. Each Participant who is granted an Award shall reimburse the amount awarded, earned, received or paid under such Award if the Committee, in its discretion, determines that: (i) the Award or any compensation resulting from it was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected, and (ii) the Participant engaged in misconduct that caused or partially caused the need for the restatement or correction, and (iii) a lower payment would have been made to the Participant based upon the restated or corrected financial results. If and to the extent that the Committee, in its sole discretion, determines that the conditions set forth in (i) through (iii) have been met and such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on the Company or any of its Subsidiaries to obtain reimbursement of such compensation, then the Participant will be required to reimburse Company or its Subsidiaries, as applicable, for the value of such compensation paid to that Participant. The Company or its Subsidiaries, as applicable, also may retain any deferred compensation previously credited to the Participant and not paid, provided that the Company or its Subsidiaries, as applicable, will retain such deferred compensation only if, when and to the extent that it otherwise becomes payable to the Participant. This right to reimbursement is in addition to, and not in substitution for, any and all other rights the Company and its Subsidiaries might have to pursue reimbursement or such other remedies against an employee for misconduct in the course of employment or otherwise based on applicable legal considerations, all of which are expressly retained by the Company and its Subsidiaries.

ARTICLE V

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power and discretion to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under applicable law. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1. Amendment of Plan. The Company has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate; provided, however, that any such amendment which requires approval of the Company’s shareholders in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m) (4)(C) shall not be made without such approval.

Section 6.2. Termination of Plan. The Company expressly reserves the right, at any time, to suspend or terminate the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee, or class of Employees.

Section 6.3. Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Committee and shall not require the approval or consent of any Subsidiary or Participant to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 7.2. Unfunded Status. The Plan shall be unfunded. Neither the Company, any Subsidiary, the Committee, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 7.3. Limits on Liability. Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

Section 7.4. Interpretation. Unless otherwise expressly stated by the Committee with respect to an Award, each Award granted to a Covered Employee under the Plan is intended to (i) be Performance-Based Compensation that is fully deductible by the Company for federal income taxes and not subject to the deduction limitation of Section 162(m) of the Code and (ii) comply with the requirements of Code Section 409A (including by reason of being exempt from the application of Code Section 409A), and the Plan shall be construed or deemed amended to the extent possible to conform any Award to effect such intent. The Committee shall not have any discretion to determine that an Award will be paid to a Covered Employee if the Performance Objective for such Award is not attained.

Section 7.5. Tax Withholding. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes or such other amounts as may be required by applicable law.

Section 7.6. Nontransferability of Benefits. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

Section 7.7. Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

ARTICLE VIII

EFFECTIVE DATE; DURATION OF THE PLAN

The Plan shall be effective as of the Effective Date. Notwithstanding any provision of this Plan to the contrary, this Plan shall be subject to approval by a vote of the shareholders of the Company at its 2012 annual meeting, and such shareholder approval shall be a pre-condition to the right of any Participant to receive any benefits pursuant to an Award made under this Plan on or after the Effective Date.

Exhibit B

Financial Results for 2011

Reconciliation of Ongoing to GAAP Reported Earnings

EPS
Ongoing Earnings	$3.12
Special Items
Texas Capacity Auction, Tax	1.16
Normalization & Carrying Charges
Sporn Unit 5 Retirement	(0.06)
Muskingum River Unit 5 – Suspended Scrubber Project	(0.06)
Turk Impairment	(0.07)
Carbon Capture & Storage	(0.03)
Litigation Settlement – Enron Bankruptcy	(0.05)
Other	0.01

GAAP Reported Earnings	$4.02

B-1

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 24, 2012.

Vote by Internet
• Go to www.envisionreports.com/AEP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Nicholas K. Akins		☐	☐	☐	02 - David J. Anderson	☐	☐	☐	03 - James F. Cordes	☐	☐	☐

04 - Ralph D. Crosby, Jr.		☐	☐	☐	05 - Linda A. Goodspeed	☐	☐	☐	06 - Thomas E. Hoaglin	☐	☐	☐
07 - Michael G. Morris		☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - Lionel L. Nowell III	☐	☐	☐
10 - Richard L. Sandor		☐	☐	☐	11 - Sara Martinez Tucker	☐	☐	☐	12 - John F. Turner	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the American Electric Power System Senior Officer Incentive Plan.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
4.	Advisory approval of the Company’s executive compensation	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B.

American Electric Power Company, Inc.

2012 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 24, 2012, at 9:30 a.m. Central Time

The Renaissance Tulsa Hotel and Convention Center

6808 South 107th East Avenue

Tulsa, Oklahoma

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

• Introduction and Welcome	• Ratification of Auditors	• Chief Executive Officer’s Report

• Election of Directors	• Advisory approval of the Company’s executive compensation	• Comments and Questions from Shareholders
• Approval of Senior Officer Incentive Plan

Directions to Renaissance Tulsa Hotel & Convention Center

(918) 307-2600

Take I-244 East to 169 South.

Follow 169 South to 71st Street exit.

Turn left onto 71st Street and head east to 109th East Avenue.

Turn left and follow 109th East Avenue to stop sign.

Turn left on 69th Street to hotel entrance.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 24, 2012

The shareholder signing on the reverse of this proxy card appoints Michael G. Morris, Nicholas K. Akins and Brian X. Tierney, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 24, 2012, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for:

01 - Nicholas K. Akins	02 - David J. Anderson	03 - James F. Cordes	04 - Ralph D. Crosby, Jr.	05 - Linda A. Goodspeed	06 - Thomas E. Hoaglin

07 - Michael G. Morris	08 - Richard C. Notebaert	09 - Lionel L. Nowell III	10 - Richard L. Sandor	11 - Sara Martinez Tucker	12 - John F. Turner

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE OTHER SIDE OF THIS CARD.	+